[ *** ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
Exhibit 10.1

COLLABORATION AGREEMENT
This COLLABORATION AGREEMENT (the “Agreement”) is entered into on December 14, 2009 (the “Effective Date”) by and between Seattle Genetics, Inc., a Delaware corporation, with its principal place of business at 21823 30th Drive SE, Bothell, WA 98021 (“SGI”), and Millennium Pharmaceuticals, Inc., with its principal place of business at 40 Landsdowne Street, Cambridge, MA 02139 (“MPI”). SGI and MPI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, SGI is developing a proprietary antibody-drug conjugate product, brentuximab-vedotin, generally referred to as “SGN-35”, for the treatment of CD30-positive malignancies, including Hodgkin lymphoma and anaplastic large cell lymphoma, as well as potentially autoimmune diseases;
WHEREAS, MPI possesses substantial resources and expertise in the development, marketing and commercialization of pharmaceutical products; and
WHEREAS, MPI desires to collaborate with SGI on the development of SGN-35, and to obtain exclusive rights to market and commercialize SGN-35 in the Licensed Territory (as defined below), and SGI is willing to so collaborate and to grant such rights on the terms and conditions set forth below.
NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
Article 1

DEFINITIONS
As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.
1.1    “13D Group” has the meaning set forth in Section 15.6(a).
1.2    “Accounting Standard” has the meaning set forth in the definition of “Cost of Goods Sold” in this Article 1.
1.3    “Acquired Party” has the meaning set forth in Section 15.7.
1.4    “Acquisition” has the meaning set forth in Section 15.6(f).
1.5    “Advertising, Marketing, Medical Affairs and Promotion Expenses” has the meaning set forth in Section 6.3(a).

1.6    “Affiliate” means, with respect to a particular Person, a Person that controls, is controlled by or is under common control with such first Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of [***] or more of the voting stock of such entity, or by contract or otherwise. Notwithstanding the foregoing, [***] shall be deemed an Affiliate of [***].
1.7    “Alliance Manager” has the meaning set forth in Section 3.19.
1.8    “Antibody” means an antibody, or fragment thereof, or a molecule that is derived from nucleotide sequences encoding, or amino acid sequences of, any such antibody or fragment.
1.9    “Audited Party” has the meaning set forth in Section 8.11.
1.10    “Auditing Party” has the meaning set forth in Section 8.11.
1.11    “Best Knowledge” means, as applied to SGI, that one or more of SGI’s Chief Executive Officer, Chief Medical Officer, Chief Financial Officer, Chief Business Officer, Executive Vice President, Development, Executive Vice President, Technical Operations, Senior Vice President, Commercial, general counsel, most senior internal intellectual property counsel and Senior Vice President, Regulatory is actually aware (or unaware, as the context may require) of a particular fact or other matter, after reasonable inquiry, but without any duty to conduct any patent searches or obtain any patent opinions that it has not already conducted or obtained in the course of its commercially reasonable intellectual property diligence efforts as of the Effective Date (including any country-specific patent searches or patent opinions in the Licensed Territory).
1.12    “Business Day” means a day other than Saturday or Sunday on which the banks in Seattle, Washington and Boston, Massachusetts are open for business.
1.13    “Buy-In Right” has the meaning set forth in Section 4.7(b).
1.14    “Calendar Quarter” means each successive period of three months commencing January 1, April 1, July 1, and October 1.
1.15    “Calendar Year” means, for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the year during which the Effective Date occurs, and each successive period of twelve (12) months commencing on January 1.
1.16    “CD30 Product Activities” has the meaning set forth in Section 9.5(b)(ii).
1.17    “CDA” has the meaning set forth in the definition of “Confidential Information” in this Article 1.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.18    “Change of Control” means, with respect to a Party, (a) the closing of a merger, tender offer, share exchange, reorganization, consolidation or other similar transaction involving such Party or any of its Affiliates that control (as defined in Section 1.6) such Party in which either its shareholders or the shareholders of such Affiliate immediately prior to such transaction would hold [***] or less of the securities or other ownership or voting interests representing the equity of the surviving or resulting entity immediately after such transaction, or (b) the closing of any sale of all or substantially all of the assets of such Party, other than a sale of all or substantially all of the assets of such Party to an entity of which more than [***] of the securities or other ownership or voting interests representing the equity of such entity are owned after such sale by shareholders of such Party in substantially the same proportions as their ownership of such Party immediately prior to such sale.
1.19    “Claims” has the meaning set forth in Section 11.1.
1.20    “CMC” means Chemistry, Manufacturing and Controls.
1.21    “[***]” means (a) [***], or (b) [***].
1.22    “Commercialization” means all activities, whether undertaken before and/or after obtaining Regulatory Approvals of an MAA or NDA, relating specifically to the pre-launch, launch, promotion, marketing, branding, sales, and distribution of the Licensed Product within the Field, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, reimbursement (other than Pricing Approval) and market access activities and market and Licensed Product support; and (b) all customer support, Licensed Product distribution, invoicing and sales activities. For clarity, Commercialization shall exclude any Manufacturing activities. “Commercialize” shall have a correlative meaning.
1.23    “Commercially Reasonable Efforts” means, with respect to a Party, the application by or on behalf of such Party [***].
1.24    “Commercial Quality Agreement” has the meaning set forth in Section 7.4.
1.25     “Commercial Supply Agreement” has the meaning set forth in Section 7.4.
1.26    “Completion” has the meaning set forth in Section 2.6(d).
1.27    “Confidential Information” means, with respect to a Party, all Information of such Party or its Affiliates that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form (except as provided in Section 12.1). All Information relating to a Licensed Product disclosed by either Party or its Affiliates pursuant to the Non-Disclosure Agreement between SGI and MPI dated [***], as amended, and the [***] between [***], [***] and [***] dated [***] (each, a “CDA” and collectively, the “CDAs”), shall be deemed to be such Party’s Confidential Information disclosed hereunder.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.28    “Control” means, with respect to a Party and any material, Information, or intellectual property right and with respect to a particular point in time, that such Party or any of its Affiliates owns or has a license to such material, Information, or intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at such time.
1.29    “Cost Allocation” has the meaning set forth in Section 8.2(b).
1.30    “Cost of Goods Sold” means, with respect to Licensed Product supplied by a Party to the other Party hereunder, [***]:
(a)    The amounts paid by the supplying Party or its Affiliates to a Third Party for (i) [***], and (ii) [***]; and
(b)    To the extent not included in subsection (a), [***].
For the avoidance of doubt, when calculating Cost of Goods Sold, [***]. For the sake of clarity, (i) [***], and (ii) [***].
1.31    “Develop” or “Development” means the conduct of research, pre-clinical and clinical drug development activities pertaining to a Licensed Product, including toxicology, pharmacology, test method development, stability testing, process development, technology transfer, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including investigator-sponsored clinical trials, Phase 4 Clinical Trials and any post-approval studies required by the relevant Regulatory Authority), regulatory affairs, pharmacovigilance, Regulatory Approval and Pricing Approval, and clinical study regulatory activities (including regulatory activities directed to obtaining pricing and reimbursement approvals).
1.32    “Developing Party” has the meaning set forth in Section 2.6(d).
1.33    “Development Budget” has the meaning assigned thereto in Section 4.2(a).
1.34    “Distributor” means any Third Party appointed by the relevant Party or its Affiliates, in accordance with such Party’s or its Affiliate’s typical practices for its proprietary products, to distribute, market, and sell Licensed Products, where such Third Party is not granted any right to make or have made or conduct clinical Development of Licensed Products.
1.35    “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
1.36    “[***]” has the meaning set forth in Section [***].

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.37    “EMEA” means the European Medicines Agency, or any successor entity thereto.
1.38    “EU” means the countries of the European Union, as its membership may be altered from time to time, and any successor thereto.
1.39    “Executive Officer” means, with respect to SGI, the chief executive officer of SGI (or senior executive designee of such chief executive officer), and, with respect to MPI, the chief executive officer of MPI (or senior executive designee of such chief executive officer).
1.40    “Existing Third Party Agreement” has the meaning set forth in Section 8.6.
1.41    “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.
1.42    “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.
1.43    “Field” means the diagnosis, prevention, control, and/or treatment of any and all therapeutic indications.
1.44    “First [***] Indication” has the meaning set forth in Section 8.3(e).
1.45    “First Commercial Sale” means the first sale to a Third Party of a Licensed Product in a given regulatory jurisdiction [***] has been obtained in such jurisdiction or, [***], after [***]. For clarity, First Commercial Sale [***].
1.46    “First Opt-In Costs” has the meaning set forth in Section 2.6(d).
1.47    “First Opt-In Point” has the meaning set forth in Section 2.6(d).
1.48    “First Opt-In Right” has the meaning set forth in Section 2.6(d).
1.49    “Force Majeure” has the meaning set forth in Section 15.2.
1.50    “FTE” means the equivalent of a full-time employee of either Party (including normal vacations, sick leave, and other similar matters) to the extent performing scientific, medical, technical, managerial, or other activities (other than patent activities, accounting and other finance activities, and other G&A activities). An FTE charged to either Party shall represent the actual time a full-time employee of such Party spends working on activities assigned to such Party under the Global Product Development Plan or for services provided pursuant to Section 4.2(c), as recorded in such Party’s project time reporting system. For the avoidance of doubt, the time shall be recorded in a manner such that no employee of either Party can report him/herself as more than one (1) FTE in any given month. An FTE is measured on the basis of a total of [***] per [***].

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.51    “FTE Rate” means the rate for an FTE to be charged to the Joint Development Costs for Joint Development activities or for services provided pursuant to Section 4.2(c). The initial FTE rate shall be [***] and [***] beginning [***] based on the [***]. [***].
1.52    “Future Third Party Agreement” means any license agreement entered into between SGI or MPI and any Third Party following the Effective Date pursuant to Section 2.1(f), except as provided as in Section 2.1(f)(iv)(2).
1.53    “Generic Market Data” has the meaning set forth in Section 8.5(c).
1.54    “Generic Product” means a Third Party product (a) [***], and (b) [***]. Notwithstanding the foregoing, [***].
1.55    “Global Product Development Plan” means the plan pursuant to which the Parties will conduct certain collaborative activities relating to the Development of the Licensed Product in the Territory, as further set forth in Section 4.2(a), and includes the relevant Development Budget.
1.56    “Global Regulatory Plan” has the meaning set forth in Section 5.1(a).
1.57    “Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA.
1.58    “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58.
1.59    “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S., as they may be updated from time to time. Good Manufacturing Practices shall include applicable quality guidelines promulgated under the International Conference on Harmonization (“ICH”).
1.60    “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.61    “[***] Indication” has the meaning set forth in Section 8.3(d).
1.62    “ICH” has the meaning set forth in the definition of “Good Manufacturing Practices” in this Article 1.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.63    “Incremental Activity” has the meaning set forth in Section 4.7(a).
1.64    “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated hereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction outside the U.S., the submission of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, including a Clinical Trial Authorization (CTA).
1.65    “Indemnified Party” has the meaning set forth in Section 11.3.
1.66    “Indemnifying Party” has the meaning set forth in Section 11.3.
1.67    “Independent Activity” has the meaning set forth in Section 4.7(b).
1.68    “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, and any tangible materials, including know how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise) (including biological materials, cell lines and assays), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.
1.69    “Initial Global Product Development Plan” has the meaning set forth in Section 4.2(c).
1.70    “Initiation” means, with respect to a given clinical trial, the first dosing of the first person to be dosed pursuant to the protocol for such clinical trial.
1.71    “Japan Development Activities” means those Development activities solely related to Development in Japan or solely required for obtaining Regulatory Approval and Pricing Approval in Japan.
1.72    “Joint Commercialization Committee” or “JCC” means the committee formed by the Parties as described in Section 3.9.
1.73    “Joint Development” means the respective activities of each Party to conduct the activities that are included within the Global Product Development Plan.
1.74    “Joint Development Committee” or “JDC” means the committee formed by the Parties as described in Section 3.5.
1.75    “Joint Development Costs” means all [***] by a Party or for its account and [***].

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.76    “Joint Inventions” has the meaning set forth in Section 9.1.
1.77    “Joint Manufacturing Committee” or “JMC” means the committee formed by the Parties as described in Section 3.13.
1.78    “Joint Patent” has the meaning set forth in Section 9.3(c).
1.79    “Joint Results” has the meaning set forth in Section 4.6.
1.80    “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 3.1.
1.81    “Key Country” means each of the following countries: [***].
1.82    “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines.
1.83    “Lead Development Party” has the meaning set forth in Section 4.2(b).
1.84    “Licensed Product” means SGN-35, as described in more detail in Exhibit D, including all formulations and dosage forms thereof.
1.85    “Licensed Technology” means, collectively, the SGI Patent Rights, the SGI Know How, SGI’s rights under the SGI Third Party Patent Rights, and SGI’s interest in any Joint Inventions and Joint Patents (to the extent relating to a Licensed Product).
1.86    “Licensed Territory” means the Territory except the SGI Territory.
1.87    “Linker-Conjugate” means one or more [***] or any [***], which [***] or [***] are owned or Controlled by SGI or MPI (or one of their respective Affiliates).
1.88    “Linker-Conjugate Allocation” has the meaning set forth in Section 2.6(d).
1.89    “Major European Countries” means [***].
1.90    “Manufacture” means, with respect to a Licensed Product, those manufacturing-related activities that support the Development (including the seeking and obtaining of Regulatory Approvals) and Commercialization of such Licensed Product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production, fill/finish work and stability testing, related quality assurance technical support activities and CMC activities, and including, in the case of a clinical or commercial supply of such Licensed Product, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Licensed Product. “Manufacturing” has a correlative meaning.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.91    “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell the Licensed Product (but excluding Pricing Approval) in any particular jurisdiction outside the U.S.
1.92    “Material Adverse SGI Breach” has the meaning set forth in Section 13.6.
1.93    “Measured Commercial Year” has the meaning set forth in Section 6.3(a).
1.94    “MHLW” means the Ministry of Health, Labour and Welfare in Japan, or any successor entity thereto.
1.95    “MPI Collaboration Technology” means the Sole Inventions (other than MPI Drug-Linker Inventions) made by MPI or its Affiliates’ employees, agents, or independent contractors in the course of conducting its activities under this Agreement (to the extent relating to a Licensed Product) (the “MPI Collaboration Know How”), together with all Patents claiming such inventions (the “MPI Collaboration Patent Rights”). MPI Collaboration Know How includes all Information, and MPI Collaboration Patent Rights includes all Patents, that are [***]. Notwithstanding anything to the contrary set forth in this definition, [***].
1.1    “MPI Drug-Linker Invention” has the meaning set forth in Section 9.1.
1.2    “MPI Indemnitees” has the meaning set forth in Section 11.1.
1.3    “MPI Independent Activities” means Independent Activities undertaken by MPI pursuant to Section 4.7(b).
1.4    “MPI Know How” means MPI Collaboration Know How and MPI Non-Collaboration Know How, collectively.
1.5    “MPI Non-Collaboration Know How” means all Information Controlled by MPI as of the Effective Date or during the Term [***], other than the MPI Collaboration Know How.
1.6    “MPI Non-Collaboration Patent Rights” means all Patents (other than Joint Patents and MPI Collaboration Patent Rights) Controlled by MPI as of the Effective Date or at any time during the Term (a) that claim a [***], the manufacture or use thereof or any other process or method to the extent that such process or method is used by MPI or its Affiliates to [***], or (b) [***].
1.7    “MPI Patent Rights” means MPI Collaboration Patent Rights and MPI Non-Collaboration Patent Rights, collectively.
1.8    “MPI Technology” means the MPI Patent Rights, the MPI Know How, and MPI’s interest in any Joint Inventions and Joint Patents.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.9    “NDA” means a New Drug Application or Biologics License Application in the United States, as defined in the FD&C Act or United States Public Health Service Act, as applicable, and applicable regulations promulgated thereunder by the FDA, or any successor application thereto.
1.10    “Net Sales” means the [***] of Licensed Products (including [***], subject to the remainder of this Section 1.105) sold or otherwise disposed of for consideration by MPI, its Affiliates, or their respective sublicensees, to independent Third Parties [***]: (a) [***]; (b) [***]; (c) [***]; (d) [***]; and (e) [***]. For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a) – (e) above, such item shall [***]. For the sake of clarity, a Distributor shall [***].
If MPI, its Affiliates, or their respective sublicensees [***]. For clarity, [***]. In addition, [***]; provided, however that, [***].
If the Licensed Product is sold as part of a [***], the Net Sales from the [***], for the purposes of determining sales milestones and royalties, shall be determined by [***]. If such average sale price cannot be determined for all other [***]. If such average sale price cannot be determined [***]. [***].
1.11    “Non-Commercial Quality Agreement” has the meaning set forth in Section 7.3.
1.12    “Non-Commercial Supply Agreement” has the meaning set forth in Section 7.3.
1.13    “Patents” means (a) pending patent applications (including provisional applications) and patents issuing therefrom, issued patents, utility models and designs; and (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs, in each case applied for or being enforceable within any country in the Territory.
1.14    “Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity and equivalents thereof offering patent or patent-like protection beyond the initial term with respect to any issued Patents.
1.15    “Person” means a person, corporation, partnership, or other entity.
1.16    “PFMP” has the meaning set forth in Section 7.6(a).
1.17    “Pharmacovigilance Agreement” has the meaning set forth in Section 5.5.
1.18    “Phase 3 Clinical Trial” means one or more clinical trials on sufficient numbers of patients, which trial(s) are designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

that are associated with the drug in the dosage range to be prescribed; and (c) support approval of an application to a Regulatory Authority for the commercial sale of such drug.
1.19    “Phase 4 Clinical Trial” means a product support clinical trial of a product that is conducted after receipt of Regulatory Approval of an MAA or NDA in the country where such trial is conducted. A Phase 4 Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies and post-marketing surveillance trials.
1.20    “Pricing Approval” means the approval, agreement, determination or governmental decision establishing the price or level of reimbursement for the Licensed Product, as required in a given jurisdiction prior to sale of such Licensed Product in such jurisdiction.
1.21    “Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding the Licensed Product, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.
1.22    “Proof of Activity Study” has the meaning set forth in Section 2.6(d).
1.23    “Regulatory Approvals” means all approvals (including supplements and amendments, [***], licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the Development or Commercialization of a Licensed Product, which may include the approval of a NDA or MAA, and satisfaction of all applicable regulatory and notification requirements.
1.24    “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including the FDA, the EMEA, and the MHLW.
1.25    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Licensed Product, but excluding the rights conferred by a Patent.
1.26    “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, Pricing Approvals and/or other submissions made to, received from or otherwise conducted with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country, territory or possession. Regulatory Materials include INDs, MAAs, NDAs and applications for Pricing Approvals.
1.27    “Royalty Term” has the meaning set forth in Section 8.5(f).
1.28    “SEC” has the meaning set forth in Section 12.3(c).

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.29    “[***]” means any product that contains an Antibody that [***], including such an Antibody that is [***], excluding the Licensed Product. For purposes of [***], one [***] shall be distinct from another (a) [***], or (b) [***]. A particular [***] includes [***].
1.30    “Second Opt-In Costs” has the meaning set forth in Section 2.6(d).
1.31    “Second Opt-In Point” has the meaning set forth in Section 2.6(d).
1.32    “Second Opt-In Right” has the meaning set forth in Section 2.6(d).
1.33    “SGI Bankruptcy Event” means (a) the entry of an order for relief under the U.S. Bankruptcy Code (or any other bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect) by SGI; (b) the commencement of an involuntary proceeding under the U.S. Bankruptcy Code or any other bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect against SGI, if not dismissed, bonded or stayed within ninety (90) days after such commencement; (c) the making by SGI of a general assignment for the benefit of creditors; or (d) the appointment of or taking possession by a receiver, liquidator, assignee, custodian, or trustee of all or substantially all of the business or property of SGI.
1.34    “SGI Indemnitees” has the meaning set forth in Section 11.2.
1.35    “SGI Independent Activities” means Independent Activities undertaken by SGI pursuant to Section 4.7(b).
1.36    “SGI Know How” means all Information Controlled by SGI as of the Effective Date or during the Term that [***]. For clarity, SGI Know-How includes all Information that is [***] (a) [***] (b) a [***] (a) or (b), [***].
1.37    “SGI Linker-Conjugate Technology” means (a) cytotoxic or cytostatic compounds Controlled by SGI, including the composition and methods of making and using such cytotoxic or cytostatic compounds, such as [***], (b) compositions and methods useful for attaching the cytotoxic or cytostatic compounds described in clause (a) to Antibodies, and (c) [***].
1.38    “SGI Manufacturing Period” has the meaning set forth in Section 7.2(a).
1.39    “SGI Patent Rights” means SGI Platform Patent Rights and SGI Product Patent Rights, collectively. The SGI Patent Rights existing as of the Effective Date are listed in Exhibit A.
1.40    “SGI Platform Know How” means all Information (other than Joint Inventions) that relates primarily to the SGI Linker-Conjugate Technology.
1.41    “SGI Platform Patent Rights” means all Patents (other than Joint Patents and SGI Third Party Patent Rights) that are Controlled by SGI as of the Effective Date or at any time during the Term that claim SGI Platform Know How or the manufacture or use

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

thereof and that are necessary or useful for the Development, Manufacture, or Commercialization of Licensed Products. SGI Platform Patent Rights includes all Patents that are licensed to SGI or its Affiliates pursuant to a [***]. [***].
1.42    “SGI Product Know How” means all SGI Know How other than SGI Platform Know How.
1.43    “SGI [***]” means all Patents (other than Joint Patents, SGI Platform Patent Rights and SGI Third Party Patent Rights) Controlled by SGI as of the Effective Date or at any time during the Term (a) that claim a [***] or any other process or method to the extent that such process or method is or was used by SGI or its Affiliates [***], or (b) that [***] if not for the licenses granted hereunder, or in the case of pending patent applications, that, if issued, [***] if not for the licenses granted hereunder. SGI [***] includes all Patents that are licensed to SGI or its Affiliates pursuant to a Future Third Party Agreement entered into by SGI or its Affiliates solely to the extent that such Patents satisfy the first sentence of this definition of SGI [***]. [***].
1.44    “SGI Territory” means the U.S., Canada and their respective territories and possessions.
1.45    “SGI Third Party Patent Rights” means those Patents licensed to SGI pursuant to the Existing Third Party Agreements (a) that claim a Licensed Product or the manufacture or use thereof or any other process or method to the extent that such process or method is or was used by SGI or its Affiliates to Manufacture, Develop or Commercialize a Licensed Product, or (b) that would be infringed by the manufacture, use, import, offer for sale or sale of a Licensed Product if not for the licenses granted hereunder would be infringed by the manufacture, use, import, offer for sale or sale of a Licensed Product if not for the licenses granted hereunder. or in the case of pending patent applications, that, if issued, would be infringed by the manufacture, use, import, offer for sale or sale of a Licensed Product if not for the licenses granted hereunder. The SGI Third Party Patent Rights existing as of the Effective Date are listed in Exhibit A.
1.46    “Sole Inventions” has the meaning set forth in Section 9.1.
1.47    “SOPs” has the meaning set forth in Section 5.7(b).
1.48    “Standstill Provisions” has the meaning set forth in Section 15.6(c).
1.49    “Supply Negotiation Trigger Date” has the meaning set forth in Section 7.6(a).
1.50    “Supply Price” means, with respect to a unit of Licensed Product, the sum of (a) [***], and (b) [***].

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.51    “Taxes” means taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of Products, including consumption and value added taxes.
1.52    “Term” has the meaning set forth in Section 13.1.
1.53    “Terminated Country” means with respect to a termination of this Agreement, the country(ies) subject to such termination, to the extent applicable to terminations by SGI as provided in Section 13.3, or with respect to termination of this Agreement in its entirety, all countries in the Licensed Territory.
1.54    “Territory” means the entire world.
1.55    “Third Party” means any Person other than SGI or MPI or an Affiliate of either of them.
1.56    “Trigger Event” has the meaning set forth in Section 15.6(e).
1.57    “U.S.” means the United States of America and its territories and possessions.
1.58    “Voting Stock” has the meaning set forth in Section 15.6(d).
1.59    “Working Group” has the meaning set forth in Section 3.18.
ARTICLE 2

LICENSES
2.1    Licenses to MPI.
(a)    Co-Development Activities. Subject to the terms and conditions of this Agreement, SGI hereby grants MPI and its Affiliates a co-exclusive (with SGI), royalty-free, non-transferable (except in accordance with Section 15.5) license, under the Licensed Technology to Develop, import, and use Licensed Products in the Field solely in accordance with MPI’s rights and responsibilities under the Global Product Development Plan. MPI and its Affiliates shall be permitted to sublicense the license granted under this Section 2.1(a) [***].
(b)    Independent Development Activities. Subject to the terms and conditions of this Agreement, SGI hereby grants MPI and its Affiliates an exclusive, royalty-free, non-transferable (except in accordance with Section 15.5) license, with the right to grant sublicenses as provided below, under the Licensed Technology, to undertake, with respect to Licensed Products in the Field, [***] in the Licensed Territory and in the SGI Territory, [***]. MPI and its Affiliates shall be permitted to sublicense the license granted under this Section 2.1(b) to Third Parties.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)    Commercialization in Licensed Territory. Subject to the terms and conditions of this Agreement, SGI hereby grants MPI and its Affiliates an exclusive, royalty-bearing, non-transferable (except in accordance with Section 15.5) license, with the right to grant sublicenses as provided below, under the Licensed Technology, to distribute, import, sell, offer for sale and otherwise Commercialize Licensed Products in the Field, solely in the Licensed Territory. MPI and its Affiliates shall be permitted to sublicense the license granted under this Section 2.1(c) to Third Parties (including Distributors), subject to Section 2.5(b).
(d)    Manufacturing. Subject to the terms and conditions of this Agreement, SGI hereby grants MPI and its Affiliates a co-exclusive (with SGI), non-transferable (except in accordance with Section 15.5) license, with the right to grant sublicenses solely to MPI’s Third Party contract manufacturers or MPI’s sublicensees pursuant to Sections 2.1(b) or 2.1(c), under the Licensed Technology to make, have made, and otherwise Manufacture Licensed Products in the Territory solely (i) for use by MPI and its Affiliates and their respective sublicensees for Development as permitted under this Agreement or for Commercialization in the Licensed Territory, or (ii) for any other obligations of MPI under Article 7.
(e)    Exhibit A. SGI shall update Exhibit A from time to time to reflect the then-current list of SGI Patent Rights and shall use reasonable efforts to update Exhibit A from time to time to reflect the then-current list of SGI Third Party Patent Rights; provided, however, that any Patent that otherwise is an SGI Patent Right or an SGI Third Party Patent Right remains so even if it is not listed on Exhibit A.
(f)    Sublicensed Rights.
(i)    The licenses granted under this Section 2.1 are subject to and limited by the licenses granted, and other obligations owed, by SGI to a Third Party pursuant to the Existing Third Party Agreements and the Future Third Party Agreements. MPI agrees to comply with all applicable terms and conditions of the Existing Third Party Agreements and the Future Third Party Agreements entered into by SGI, [***]. Subject to Section 2.1(f)(iii), SGI agrees to comply with all applicable terms and conditions of the Future Third Party Agreements entered into by MPI. SGI shall notify MPI promptly if SGI breaches an Existing Third Party Agreement or upon receiving any written notice from a counterparty under an Existing Third Party Agreement that alleges that SGI has breached such agreement.
(ii)    MPI shall be responsible for paying (A) (i) [***], (ii) [***], and (iii) [***], and (B) [***].
(iii)    If a Party identifies any Third Party Information or Patents that may be necessary or useful to Develop, Manufacture or Commercialize the Licensed Product in the Territory, such Party shall promptly notify the other Party thereof and the Parties shall discuss the need for a license to such Information or Patents, taking into consideration any commercial advantages associated with the timing of licensing such Information or Patents, the usefulness or necessity of such Information or Patents to the

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

success of the Development, Manufacture or Commercialization of the Licensed Product and any other factors the Parties deem relevant. If the Parties agree about whether to seek a license to any Third Party Information or Patent, then the Parties shall determine which Party shall have primary responsibility for negotiating any agreement to obtain a license to such Information or Patents. Such responsible Party shall keep the other Party reasonably informed regarding such negotiation, shall allow such other Party to review and comment on any draft received from or provided to the relevant Third Party and shall not enter into any agreement to obtain a license to such Information or Patents, except with such other Party’s prior written consent, which shall not be unreasonably withheld, following which such agreement shall be a Future Third Party Agreement hereunder. In addition, the Parties shall reasonably allocate responsibility for paying upfront and maintenance fees, milestones, and other compensation owed to Third Parties pursuant to such Future Third Party Agreements (other than (A) royalties to the extent due as a result of Development, use, manufacture, importation, sale or offering for sale of the Licensed Product in the Licensed Territory by [***], and (B) royalties to the extent due as a result of Development, use, manufacture, importation, sale or offering for sale of the Licensed Product in the SGI Territory by SGI, its Affiliates or their respective (sub)licensees, [***]. Such allocation shall take into account the relative value that the intellectual property licensed under the applicable Future Third Party Agreement [***]. The Parties shall cooperate and provide such exchange of information as reasonably necessary with respect thereto. Each Future Third Party Agreement entered into by a Party shall include the obligation for the counterparty thereto to provide the other Party with written notice of any alleged breach by the contracting Party of any provisions thereunder and the right for the other Party, in such other Party’s sole discretion, to cure such breach, provided that the contracting Party shall have the first opportunity to cure such breach and such other Party provides the contracting Party with [***] written notice that it intends to cure such breach, or such shorter written notice period that may be necessary under the circumstances to avoid any material loss of rights. Each Party shall use commercially reasonable efforts to maintain any Future Third Party Agreement entered into by such Party or its Affiliate in full force and effect during the Term and will not amend any such agreement in a manner that would materially adversely affect the rights and obligations of the other Party under this Agreement, except with such other Party’s prior written consent.
(iv)    If the Parties disagree about whether to seek a license to any Third Party Information or Patent and are unable to resolve these differences after reasonable attempts to do so, then such dispute shall be resolved in accordance with Article 14; [***].
(1)    If the decision of such [***] is that such Third Party Information or Patent [***], the Parties shall be [***] and any license agreement with respect to such Third Party Information or Patent shall [***].
(2)    If the decision of such [***] is that such Third Party Information or Patent [***], either Party [***] (A) [***] (B) [***] and the agreement with respect to such Third Party Information or Patent shall [***].

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(3)    The Parties acknowledge and agree that such [***] may determine that such Third Party Information or Patent is [***]. As a result, the Parties agree that clauses (1) and (2) above shall be applied in an [***] consistent with such determination, including, if necessary, by applying clauses (1) and (2) to [***].
(v)    Subject to the next-to-last sentence of Section 2.1(f)(iii), [***].
(g)    Certain Understandings Regarding Future IP Rights. Both Parties have agreed that the licenses granted by SGI to MPI and its Affiliates under any SGI Know How, SGI Patent Rights, Joint Inventions, or Joint Patents that are developed after the Effective Date (collectively, “Future Intellectual Property”) are not intended to, and shall not, create (i) future performance obligations of SGI to develop any such Future Intellectual Property or (ii) a right of MPI to cause any of the consideration otherwise paid or to be paid by MPI to SGI to be refunded or diminished if no Future Intellectual Property is so developed. Notwithstanding the preceding sentence, this Section 2.1(g) shall in no way diminish those obligations of SGI that are otherwise explicitly provided for in this Agreement, including SGI’s Development obligations under the Global Product Development Plan, as provided for in Article 4, and SGI’s Manufacturing obligations during the SGI Manufacturing Period, as provided for in Article 7.
2.2    Licenses to SGI.
(a)    Co-Development Activities. Subject to the terms and conditions of this Agreement, MPI hereby grants SGI and its Affiliates a co-exclusive (with MPI), royalty-free, non-transferable (except in accordance with Section 15.5) license, under the MPI Collaboration Technology, to Develop, import, and use Licensed Products in the Field solely in accordance with SGI’s responsibilities under the Global Product Development Plan. SGI and its Affiliates shall be permitted to sublicense the license granted under this Section 2.2(a) solely to those Third Party contractors (i) that are [***] (ii) that are approved [***].
(b)    Independent Development Activities. Subject to the terms and conditions of this Agreement, MPI hereby grants SGI and its Affiliates an exclusive, royalty-free, non-transferable (except in accordance with Section 15.5) license, with the right to grant sublicenses as provided below, under the MPI Collaboration Technology, to undertake, with respect to Licensed Products in the Field, [***] in the SGI Territory and in the Licensed Territory, [***] SGI and its Affiliates shall be permitted to sublicense the license granted under this Section 2.2(b) to Third Parties, subject to Section 2.5(a).
(c)    Commercialization in SGI Territory. Subject to the terms and conditions of this Agreement, MPI hereby grants SGI and its Affiliates a non-exclusive, royalty-free, non-transferable (except in accordance with Section 15.5) license, with the right to grant sublicenses as provided below, under the MPI Collaboration Technology to distribute, import, sell, offer for sale and otherwise Commercialize Licensed Products in the Field, solely in the SGI Territory. SGI and its Affiliates shall be permitted to sublicense the license granted under this Section 2.2(c) to Third Parties (including Distributors), subject to Section 2.5(a).

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)    Manufacturing. Subject to the terms and conditions of this Agreement, MPI hereby grants SGI and its Affiliates a co-exclusive (with MPI), non-transferable (except in accordance with Section 15.5) license, with the right to grant sublicenses solely to SGI’s Third Party contract manufacturers or SGI’s sublicensees pursuant to Sections 2.2(b) or 2.2(c) (subject to Section 2.5(a)), under the MPI Collaboration Technology to make, have made, and otherwise Manufacture Licensed Products in the Territory solely (i) for use by SGI and its Affiliates and their respective sublicensees for Development as permitted under this Agreement or for Commercialization in the SGI Territory; or (ii) for any other obligations of SGI under Article 7.
(e)    Covenant Not to Sue. MPI hereby covenants, on behalf of itself and its Affiliates, not to sue or otherwise bring a claim against SGI or its Affiliates, or the other Persons specified in the following sentence, during the Term, to the extent that their conducting of the following activities infringes any MPI Non-Collaboration Technology: (i) Development, importation, and use of Licensed Products in the Field solely in accordance with SGI’s responsibilities under the Global Product Development Plan, (ii) undertaking, with respect to Licensed Products in the Field, [***] and in the [***], (iii) distribution, importation, sale, offer for sale and other Commercialization of Licensed Products in the Field, solely in the SGI Territory, (iv) making, having made, and otherwise Manufacturing Licensed Products in the Territory solely (A) for Development and Commercialization in the SGI Territory; or (B) for any other obligations of SGI under Article 7. In addition to SGI and its Affiliates, such covenant shall extend as follows: clause (i) shall extend solely to those Third Party contractors (y) [***] or (z) [***]; clause (ii) shall extend to Third Parties to whom SGI has granted sublicenses pursuant to Section 2.2(b), subject to Section 2.5(a); clause (iii) shall extend to Third Parties to whom SGI or its Affiliates has granted sublicenses pursuant to Section 2.2(c), including Distributors, in each case subject to Section 2.5(a), and to any customers who purchase or otherwise receive Licensed Product from SGI, its Affiliates, or any such Third Parties; and clause (iv) shall extend solely to SGI’s Third Party contract manufacturers and SGI’s sublicensees pursuant to Sections 2.2(b) or 2.2(c) (subject to Section 2.5(a)) with respect to the Licensed Product.
2.3    No Implied License; Negative Covenant. Except as expressly provided herein, no rights, express or implied, to any intellectual property of a Party are granted to the other Party. In addition, neither Party shall use or practice any of the other Party’s intellectual property rights licensed to it under this Article 2 (or that are the subject of a covenant not to sue granted under this Agreement) except for the purposes expressly permitted in this Agreement.
2.4    Territorial Limitations. Each Party hereby covenants and agrees that it and its Affiliates shall not, either directly or indirectly, Commercialize Licensed Products except in accordance with this Agreement. Specifically and without limitation, MPI shall not deliver or tender (or cause to be delivered or tendered) any Licensed Product outside of the Licensed Territory or offer for sale any Licensed Product that could reasonably be expected to be reimported into the SGI Territory. SGI shall not deliver or tender (or cause to be delivered or tendered) any Licensed Product outside of the SGI Territory or offer for

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

sale any Licensed Product that could reasonably be expected to be reimported into the Licensed Territory.
2.5    [***].
(a)    If SGI determines to, directly or indirectly, [***] to the Licensed Product not licensed to MPI under this Agreement, including [***], to any Third Party [***], then SGI shall promptly provide MPI with written notice of such determination. Provided that MPI notifies SGI in writing, no later than [***] after receiving such notice from SGI, [***] from SGI’s receipt of such notice from MPI. During such period, the Parties will [***]. If (i) MPI fails to notify SGI of its [***], or (ii) MPI notifies SGI [***], or (iii) no [***] of such rights [***] provided above, then SGI will [***] following the expiration of the above-mentioned [***] negotiation period. If SGI does not [***] period, then SGI shall be [***]. For clarity, the [***] granted to MPI under this Section 2.5(a) shall not apply to any [***].
(b)    If MPI determines to, directly or indirectly, [***] the Licensed Product in a [***], to any Third Party [***] then MPI shall promptly provide SGI with written notice of such determination. Provided that SGI notifies MPI in writing, no later than [***] after receiving such notice from MPI, indicating that [***] from MPI’s receipt of such notice from SGI. During such period, the Parties will [***]. If (i) SGI fails to notify MPI of [***], or (iii) [***] period following the expiration of the above-mentioned [***]. If MPI does not [***] period, then MPI shall [***]. For clarity, the granted to SGI under this Section 2.5(b) shall not apply to [***].
2.6    [***].
(a)    If a Party or one of its Affiliates plans to conduct, in-license or otherwise acquire rights with respect to, or license to a Third Party the right to conduct, IND-enabling research, development or commercialization of a [***] in the Field, it shall provide written notice thereof to the other Party (which notice shall include a summary [***] (as applicable to the stage of the [***]) prepared in good faith) and the Parties shall discuss the [***].
(b)    Upon request of the non-proposing Party, the non-proposing Party may conduct due diligence on the applicable [***] for up to [***] after its receipt of the summary described in Section 2.6(a), and the proposing Party shall reasonably cooperate with the non-proposing Party with respect to such [***] activities. Upon further request of the non-proposing Party, the Parties shall [***] in the Field, subject to Section 2.6(c); provided, however, that such terms shall include the following:
(i)    the Parties will [***] (and not pursuant to Section 2.6(d)(ii) or 2.6(d)(iii)), the non-proposing Party will [***]. For the sake of clarity, [***];
(ii)    [***];
(iii)    if a Licensed Product is then being Commercialized in the SGI Territory or Licensed Territory under this Agreement, [***];

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iv)    for any indications and/or territories not covered by clause (iii) above, the commercial responsibilities of the Parties will be allocated by the Parties [***];
(v)    [***]; and
(vi)    the Parties shall have audit rights comparable to those in this Agreement with respect to [***].
(a)    If, within [***] after the non-proposing Party’s receipt of the summary described in Section 2.6(a), the non-proposing Party requests in writing a negotiation of the terms under which the Parties would collaborate on the research, development, and/or commercialization of the [***] in the Field, as contemplated by Section 2.6(b), then the Parties shall negotiate a definitive written agreement on the terms set forth in Section 2.6(b)(i) through (vi) and other terms to be negotiated by the Parties in good faith. If, [***] after the non-proposing Party’s receipt of the summary described in Section 2.6(a) [***], the Parties do not enter into such a [***].
(b)    If, [***] after the non-proposing Party’s receipt of the summary described in Section 2.6(a), the non-proposing Party fails to request in writing a negotiation of the terms under which the Parties would collaborate on the [***] in the Field, as contemplated by Section 2.6(b), then the proposing Party (the “Developing Party”) shall be free to [***]:
(i)    The other Party shall grant to the Developing Party licenses and/or covenants not to sue comparable to those set forth in Section 2.1 or 2.2, as applicable, adjusted as necessary to reflect any distinctions with respect to such [***] and the worldwide nature of such license, and, to the extent that the [***] by such other Party or its Affiliates, the other Party shall provide reasonable assistance to the Developing Party with respect to the development and manufacture of such [***], in accordance with a transition plan to be agreed upon by the Parties in good faith, with the Developing Party [***].
(ii)    At the time [***] with respect to such [***], the non-Developing Party shall have the [***], subject to the terms set forth below. At the [***], the Developing Party shall provide to the other Party a summary [***], and shall reasonably answer the non-Developing Party’s questions with respect thereto, including, if applicable, providing additional information if reasonably necessary for the non-Developing Party to decide whether to [***]. If, within [***], the non-Developing Party notifies the Developing Party of its decision to [***], the Developing Party shall promptly disclose to the non-Developing Party, in reasonable detail, [***]. Thereafter, the Parties [***] on the terms set forth in Section 2.6(b)(i) through (vi) and other terms to be negotiated by the Parties in good faith, [***] of the [***]. The “[***]” means, with respect to the relevant [***]. If, within [***] after the non-Developing Party’s exercise of its [***], the Parties do [***] setting forth the terms under which the Parties will [***], then the terms of such definitive written agreement shall be determined by arbitration in accordance with Section 2.6(e).

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iii)    If the non-Developing Party does not exercise its [***] provided above, or if the applicable [***] was, at the time the Developing Party acquired rights to the [***], beyond the [***], then at the time of [***], the non-Developing Party shall have the right to elect to participate in the further development, manufacture and commercialization of such [***], subject to the terms set forth below. At the Second Opt-In Point, the Developing Party shall provide to the other Party a summary of all clinical data with respect to such [***], as applicable, and shall reasonably answer the non-Developing Party’s questions with respect thereto, including, if applicable, providing additional information if reasonably necessary for the non-Developing Party to decide whether to exercise its [***]. If, within [***] after Completion [***], the non-Developing Party notifies the Developing Party of its decision to exercise its [***], the Developing Party shall promptly disclose to the non-Developing Party, in reasonable detail, the total amounts then-expended by the Developing Party in connection with the research and development of such [***] (for the sake of clarity, [***]. Thereafter, the Parties shall negotiate in good faith the terms of a [***] and other terms to be negotiated by the Parties in good faith, [***]. [***]. The Parties agree that the [***] include the activities covered by the [***], but the amounts included in the [***] for those activities included in the written notice provided to the non-Developing Party by the Developing Party pursuant to Section 2.6(d)(ii) shall not [***]. [***]. [***] after the non-Developing Party’s exercise of its [***] do not enter into a [***].
(iv)    If the non-Developing Party does not exercise its [***] within the [***] provided above, or if the applicable [***] was, at the time the Developing Party acquired rights to the [***], beyond the [***], then (provided that Developing Party has fully complied with the terms of Sections 2.6(a) and (b) (and Sections 2.6(c) and (d), if applicable)) [***].
(c)    Any arbitration proceedings required by Section 2.6(c), 2.6(d)(ii), or 2.6(d)(iii) shall be conducted through [***]. Each Party would present the arbitrator with [***] (and to the extent applicable, the [***] and a written summary of its rationale for any key terms (such summary not to exceed five (5) pages), and the arbitrator shall have the [***]. The foregoing [***] shall not take longer than [***] from the date of submission of the positions to the arbitrator. Each Party shall [***].
ARTICLE 3

OVERVIEW; MANAGEMENT
3.1    Joint Steering Committee. Within [***] after the Effective Date, the Parties shall establish a Joint Steering Committee (or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The JSC shall have an initial term of [***] and [***] unless one of the Parties provides written notice to the other Party at least [***]. The JSC shall have only the powers assigned expressly to it in this Section 3.1 and elsewhere in this Agreement, and the JSC shall not have any power to amend, modify or waive compliance with this Agreement. The JSC shall conduct its discussions in good faith with a view to operating to the mutual benefit of the Parties and in furtherance of the

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

successful Development and Commercialization of Licensed Products. The role of the JSC shall be:
(a)    to oversee the collaborative activities of the Parties under this Agreement;
(b)    to discuss and establish, with input from the JDC, the overall strategy for the Development of Licensed Products in the Field and the content of the core global label for Licensed Products;
(c)    to discuss and establish, with input from the JCC, the overall strategy for the branding and Commercialization of Licensed Products in the Field;
(d)    to review and approve updates or amendments to the Initial Global Product Development Plan and any subsequent versions of the Global Product Development Plan;
(e)    to review and approve updates or amendments to the Global Regulatory Plan and any subsequent versions of the Global Regulatory Plan;
(f)    to review and coordinate the Parties’ respective activities for the Development, Manufacture and Commercialization of Licensed Products within the Licensed Territory and the SGI Territory, including Independent Activities;
(g)    to oversee, and attempt to resolve disputes arising on, the JDC, JCC, JMC or any other subcommittee;
(h)    to appoint other subcommittees as the JSC deems appropriate, which subcommittees shall consist of equal numbers of appropriately qualified representatives appointed by the respective Parties, and to oversee, and attempt to resolve disputes arising on, such subcommittees; and
(i)    to perform such other functions as appropriate to further the purposes of this Agreement, as mutually determined by the Parties.
3.2    Joint Steering Committee Membership. Each Party shall initially appoint [***] to the JSC, each of whom will be an officer or employee of such Party and will have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities and will have appropriate expertise in clinical development, regulatory, and/or commercial/business matters. The JSC may change its size from time to time by mutual consent of its members. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members (including consultants and advisors of a Party) who are under an obligation of confidentiality consistent with this Agreement to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC. The JSC shall have a chairperson. Each Party shall have the right, on an [***] basis, to select from among its JSC representatives [***]. Such Party shall have the right during [***]. The [***]. The

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

role of the chairperson shall be to convene and preside at meetings of the JSC, to prepare agendas (with due input from the other Party’s representatives), circulate agendas and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.
3.3    Joint Steering Committee Meetings. The JSC shall meet as frequently as required, but in no event less than [***]. The meetings of the JSC may be held in person or by audio or video conference, with in person meetings taking place at least [***] and alternating between the Parties’ business locations or as otherwise decided by the JSC. Meetings of the JSC shall be effective only if at least [***] of each Party are present or participating. Each Party shall [***] of its respective members' participation in JSC meetings. The chairperson of the JSC shall be responsible for preparing and issuing minutes of each such meeting within fifteen (15) days thereafter. Such minutes shall not be finalized until each Party reviews and confirms the accuracy of such minutes in writing; provided that any minutes shall be deemed approved unless a member of the JSC objects to the accuracy of such minutes within thirty (30) days after the circulation of the minutes by the chairperson of the JSC.
3.4    Joint Steering Committee Decisions. Actions to be taken by the JSC shall be taken only following [***] vote, with each Party having [***]. If the Joint Steering Committee fails to reach [***] on a matter before it for decision for a period in excess of [***], the JSC shall submit the respective positions of the Parties with respect to such matter for discussion in good faith by the Parties’ respective Executive Officers in accordance with Section 14.2. If such individuals are not able to mutually agree upon the resolution to such matter within the timeframe set forth in such Section 14.2, then instead of resolution in accordance with Section 14.3:
(a)    [***] with regard to matters relating primarily to the Development, Regulatory Approval, Pricing Approval or Commercialization of Licensed Products in the Field in the [***];
(b)    [***] with regard to matters relating primarily to the Development, Regulatory Approval, Pricing Approval or Commercialization of Licensed Products in the Field in the [***]; and
(c)    Matters not subject to Sections 3.4(a) or 3.4(b) ([***]) shall be subject to the dispute resolution procedure set forth in Article 14, beginning with the referral of such matters to the mediation as set forth in Section 14.3.
Notwithstanding the foregoing, neither Party may exercise its final decision-making authority to unilaterally:
(i)    increase the other Party’s obligations or reduce the other Party’s rights under this Agreement, including any obligation to devote personnel or financial resources to a specific activity or project;

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ii)    [***];
(iii)    increase the Joint Development Costs for the other Party except as expressly provided herein;
(iv)    determine that the events required for payments have occurred;
(v)    determine that it has fulfilled any obligations under this Agreement or that the other Party has breached any obligation under this Agreement;
(vi)    unilaterally make a decision that is expressly stated under this Agreement to require the mutual agreement of the Parties; or
(vii)    otherwise expand such Party’s rights or reduce such Party’s obligations under this Agreement.
3.5    Joint Development Committee. Within [***] after the Effective Date, the Parties shall establish a Joint Development Committee (or “JDC”) as a subcommittee of the JSC. The JDC shall have an initial term of [***] and [***] terms unless one of the Parties provides written notice to the other Party at least [***]. The JDC shall have only the powers assigned expressly to it in this Section 3.5 and elsewhere in this Agreement, and the JDC shall not have any power to amend, modify or waive compliance with this Agreement. The JDC shall conduct its discussions in good faith with a view to operating to the mutual benefit of the Parties and in furtherance of the successful Development of Licensed Products. The role of the JDC shall be to:
(a)    discuss, prepare and approve for submission to the JSC all updates or amendments to the Global Product Development Plan;
(b)    oversee the conduct of the Joint Development under this Agreement;
(c)    create, implement and review the overall strategy for Development and the design of all clinical trials conducted under the Global Product Development Plan;
(d)    oversee the conduct of all clinical trials conducted under the Global Product Development Plan;
(e)    coordinate the use of clinical trial sites by the Parties for clinical trials for Licensed Product, whether conducted under the Global Product Development Plan or as Independent Activities;
(f)    facilitate the flow of information between the Parties with respect to the Development of the Licensed Product;
(g)    discuss the requirements for Regulatory Approval in the Territory and review the regulatory strategy with respect to the Licensed Product;

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(h)    facilitate the flow of information between the Parties with respect obtaining Regulatory Approval for the Licensed Product; and
(i)    perform such other functions as appropriate to further the purposes of this Agreement, as mutually determined by the Parties.
3.6    Joint Development Committee Membership. Each Party shall initially appoint [***] representatives to the JDC, each of whom will be an officer or employee of such Party and will have sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities and will have appropriate expertise in clinical development or regulatory matters. The JDC may change its size from [***] by [***] of its members. Each Party may replace its JDC representatives at any time upon written notice to the other Party. The JDC may invite non-members (including consultants and advisors of a Party) who are under an obligation of confidentiality consistent with this Agreement to participate in the discussions and meetings of the JDC, provided that such participants shall have no voting authority at the JDC. The JDC shall have a chairperson. Each Party shall have the right, on an [***] basis, to select from among its JDC representatives a [***]. Such Party shall have the right during such [***]. [***]. The role of the chairperson shall be to convene and preside at meetings of the JDC, to prepare agendas (with due input from the other Party’s representatives), circulate agendas and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JDC representatives.
3.7    Joint Development Committee Meetings. The JDC shall meet as frequently as required, but in no event less than [***] every [***]. The meetings of the JDC may be held in person or by audio or video conference, with in person meetings taking place at least once per [***] and alternating between the Parties’ business locations or as otherwise decided by the JDC. Meetings of the JDC shall be effective only if at least [***] representatives of each Party are present or participating. Each Party shall [***] of its respective members' participation in JDC meetings. The chairperson of the JDC shall be responsible for preparing and issuing minutes of each such meeting within fifteen (15) days thereafter. Such minutes shall not be finalized until each Party reviews and confirms the accuracy of such minutes in writing; provided that any minutes shall be deemed approved unless a member of the JDC objects to the accuracy of such minutes within thirty (30) days after the circulation of the minutes by the chairperson of the JDC.
3.8    Joint Development Committee Decisions. Actions to be taken by the JDC shall be taken only following [***], with each Party having [***] vote. If the JDC fails to reach [***] on a matter before it for decision for a period in excess of [***], the JDC shall submit the respective positions of the Parties with respect to such matter for resolution by the JSC.
3.9    Joint Commercialization Committee. Within [***] after the Effective Date, the Parties shall establish a Joint Commercialization Committee (or “JCC”) as a subcommittee of the JSC. The JCC shall have an initial term of [***] and shall [***] for successive [***]. The JCC shall have only the powers assigned expressly to it in this

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 3.9 and elsewhere in this Agreement, and the JCC shall not have any power to amend, modify or waive compliance with this Agreement. The JCC shall conduct its discussions in good faith with a view to operating to the mutual benefit of the Parties and in furtherance of the successful Commercialization of Licensed Products. The role of the JCC shall be to:
(a)    review, discuss and coordinate the Commercialization activities of the Parties with respect to the Licensed Products in the Parties’ respective territories;
(b)    develop, update and annually approve a global plan for Commercializing the Licensed Product, which plan shall include the strategy for the Commercialization of the Licensed Product on a worldwide basis, certain shared global Commercialization activities (i.e., [***]), and, subject to mutual written agreement of the Parties, the appropriate allocation of responsibilities and, if applicable, [***] for such activities;
(c)    oversee the implementation of the global plans for the branding and Commercialization of the Licensed Product and ensure consistency with the global plan for Commercialization of the Licensed Product;
(d)    review and discuss [***] and developments with regards to the Licensed Product, as described in Section 6.5, and establish a strategy for obtaining Pricing Approvals for the Licensed Product;
(e)    facilitate the sharing of information between the Parties as necessary to support the Commercialization of the Licensed Product; and
(f)    perform such other functions as appropriate to further the purposes of this Agreement, as mutually determined by the Parties.
3.10    Joint Commercialization Committee Membership. Each Party shall initially appoint [***] representatives to the JCC, each of whom will be an officer or employee of such Party and will have sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities and will have appropriate expertise in clinical development, regulatory, and/or commercial/business matters. The JCC may change its size from [***] by [***] of its members. Each Party may replace its JCC representatives at any time upon written notice to the other Party. The JCC may invite non-members (including consultants and advisors of a Party) who are under an obligation of confidentiality consistent with this Agreement to participate in the discussions and meetings of the JCC, provided that such participants shall have no voting authority at the JCC. The JCC shall have a chairperson. Each Party shall have the right, on an [***] basis, to select from among its JCC representatives [***]. Such Party shall have the right during such [***]. [***]. The role of the chairperson shall be to convene and preside at meetings of the JCC, to prepare agendas (with due input from the other Party’s representatives), circulate agendas and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JCC representatives.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.11    Joint Commercialization Committee Meetings. The JCC shall meet as frequently as required, but in no event less than [***] meeting every [***]. The meetings of the JCC may be held in person or by audio or video conference, with in person meetings taking place at least [***] per [***] and alternating between the Parties’ business locations or as otherwise decided by the JCC. Meetings of the JCC shall be effective only if at least [***] representatives of each Party are present or participating. Each Party shall [***] of its respective members' participation in JCC meetings. The chairperson of the JCC shall be responsible for preparing and issuing minutes of each such meeting within fifteen (15) days thereafter. Such minutes shall not be finalized until each Party reviews and confirms the accuracy of such minutes in writing; provided that any minutes shall be deemed approved unless a member of the JCC objects to the accuracy of such minutes within thirty (30) days after the circulation of the minutes by the chairperson of the JCC.
3.12    Joint Commercialization Committee Decisions. Actions to be taken by the JCC shall be taken only following [***], with each Party having [***] vote. If the JCC fails to reach [***] on a matter before it for decision for a period in excess of [***], the JCC shall submit the respective positions of the Parties with respect to such matter for resolution by the JSC.
3.13    Joint Manufacturing Committee. Within [***] after the Effective Date, the Parties shall establish a Joint Manufacturing Committee (or “JMC”) as a subcommittee of the JSC. The JMC shall have an initial term of [***] and shall [***] for successive [***]. The JMC shall have only the powers assigned expressly to it in this Section 3.13 and elsewhere in this Agreement, and the JMC shall not have any power to amend, modify or waive compliance with this Agreement. The JMC shall conduct its discussions in good faith with a view to operating to the mutual benefit of the Parties and in furtherance of the successful Manufacture, Development and Commercialization of Licensed Products. The role of the JMC shall be to:
(a)    oversee the conduct of the Manufacturing of the Licensed Product by or on behalf of SGI and MPI under this Agreement, the Non-Commercial Supply Agreement and the Commercial Supply Agreement;
(b)    develop, update and annually approve a global plan for Manufacturing the Licensed Product, which plan shall include the strategy for the Manufacturing of the Licensed Product on a worldwide basis, and may include certain shared global Manufacturing activities (i.e., activities that benefit the Licensed Product in both the SGI Territory and the Licensed Territory, including such activities that relate to further process development, quality control release testing and quality assurance disposition, and inventory management, and, subject to mutual written agreement of the Parties, the appropriate allocation of responsibilities and, if applicable, [***]);
(c)    facilitate the sharing of information between the Parties as necessary to support the Manufacturing of the Licensed Product;

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)    oversee the implementation of the global plans for the Manufacturing of the Licensed Product and the introduction of second sourcing and/or Manufacturing process improvements for the Licensed Product; and
(e)    perform such other functions as appropriate to further the purposes of this Agreement, as mutually determined by the Parties.
3.14    Joint Manufacturing Committee Membership. Each Party shall initially appoint [***] representatives to the JMC, each of whom will be an officer or employee of such Party and will have sufficient seniority within the applicable Party to make decisions arising within the scope of the JMC’s responsibilities and will have appropriate expertise in manufacturing matters. The JMC may change its size from [***] by [***] of its members. Each Party may replace its JMC representatives at any time upon written notice to the other Party. The JMC may invite non-members (including consultants and advisors of a Party) who are under an obligation of confidentiality consistent with this Agreement to participate in the discussions and meetings of the JMC, provided that such participants shall have no voting authority at the JMC. The JMC shall have a chairperson. Each Party shall have the right, on an alternating [***]. Such Party shall have the right during such [***]. [***]. The role of the chairperson shall be to convene and preside at meetings of the JMC, to prepare agendas (with due input from the other Party’s representatives), circulate agendas and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JMC representatives.
3.15    Joint Manufacturing Committee Meetings. The JMC shall meet as frequently as required, but in no event less than [***] meeting every [***]. The meetings of the JMC may be held in person or by audio or video conference, with in person meetings taking place at least [***] per [***] and alternating between the Parties’ business locations or as otherwise decided by the JMC. Meetings of the JMC shall be effective only if at least [***] representatives of each Party are present or participating. Each Party shall [***] of its respective members' participation in JMC meetings. The chairperson of the JMC shall be responsible for preparing and issuing minutes of each such meeting within [***] thereafter. Such minutes shall not be finalized until each Party reviews and confirms the accuracy of such minutes in writing; provided that any minutes shall be deemed approved unless a member of the JMC objects to the accuracy of such minutes within [***] after the circulation of the minutes by the chairperson of the JMC.
3.16    Joint Manufacturing Committee Decisions. Actions to be taken by the JMC shall be taken only following [***], with each Party having [***] vote. If the JMC fails to reach [***] on a matter before it for decision for a period in excess of [***], the JMC shall submit the respective positions of the Parties with respect to such matter for resolution by the JSC.
3.17    [***].
3.18    Working Groups. From time to time, the JDC, JCC and JMC may establish working groups (each, a “Working Group”) to oversee particular projects or activities, and

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each such Working Group shall be constituted and shall operate as the JDC, JCC or JMC, respectively, determines, including with respect to the number and qualification of representatives, frequency of meetings and reporting obligations. Each Working Group shall make decisions only following [***], with each Party having [***] vote. If a Working Group fails to reach [***] on a matter before it for decision for a period in excess of [***], it shall submit the respective positions of the Parties with respect to such matter for resolution by the JDC, JCC or JMC, as applicable. The Parties anticipate that the JDC shall form a Working Group(s) to coordinate clinical and regulatory activities under this Agreement and that the JCC shall form a Working Group to coordinate global branding and commercialization activities under this Agreement
3.19    Alliance Managers. Promptly following the Effective Date, each Party shall designate an individual to facilitate communication and coordination of the Parties’ activities under this Agreement relating to Licensed Products and to provide support and guidance to the JSC (each, an “Alliance Manager”). Each Alliance Manager may also serve as a representative of its respective Party on the JSC.
3.20    Collaboration Guidelines. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between SGI and MPI is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as may be expressly set forth in this Agreement.
ARTICLE 4

DEVELOPMENT
4.1    Overview; Objectives. The Parties desire and intend to collaborate with respect to the Development of Licensed Products for Regulatory Approval in the Territory, as and to the extent set forth in this Agreement. It is understood and acknowledged by each Party that such Party will participate in the Development of the Licensed Product as set forth in the Global Product Development Plan, and share equally (50/50) the Joint Development Costs incurred in connection therewith, as set forth in, and in accordance with, Section 8.2. The Parties agree at all times to act in good faith and in a cooperative manner to conduct Development, to share (to the extent required under this Agreement) all Information reasonably necessary to facilitate each Party’s performance of its Development obligations hereunder, and to use reasonable efforts to cause its representatives on the JSC to reach consensus on decisions regarding Development. Each Party shall provide the JSC with regular reports detailing its respective Development activities under the Global Product Development Plan and the results thereof. Each Party and its Affiliates shall only conduct Development activities with respect to the Licensed Product (a) in accordance with the Global Product Development Plan or (b) as Independent Activities.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.2    Global Product Development Plan and Development Budget.
(a)    General. The Parties shall conduct Joint Development of the Licensed Product pursuant to a comprehensive development plan (the “Global Product Development Plan”). Such Global Product Development Plan shall include a detailed budget for all Joint Development activities set forth in the Global Product Development Plan (the “Development Budget”), including the resource allocations by the Parties. The Development Budget shall include, with respect to Joint Development activities:
(i)    [***];
(ii)    [***]; and
(iii)    [***].
(b)    Allocation of Joint Development Activities between the Parties. The Global Product Development Plan shall set forth the specific Joint Development activities to be conducted by each Party and the timelines therefor. Except as otherwise agreed by the Parties, the Parties shall, in preparing the Global Product Development Plan (including any updates or amendments thereto), (i) endeavor to take advantage of the respective resources, capabilities and expertise of SGI and MPI; (ii) endeavor to (A) maintain, to the extent reasonably practical and appropriate, continuity in functions and commitments of personnel and physical resources of the Parties, (B) avoid duplication of efforts by the Parties and (C) foster efficient use by the Parties of resources and personnel, consistent with this Agreement and the Global Product Development Plan and Development Budget; and (iii) act in the best interests of the collaboration. The Global Product Development Plan shall specify, for each Development activity (including clinical studies), which Party shall have the lead responsibility for the conduct of such Development activity (such Party, the “Lead Development Party”), provided that [***], and [***]. For the sake of clarity, MPI shall be responsible for the conduct and costs of all Japan Development Activities. The Parties will discuss global Phase 3 Clinical Trials of the Licensed Product in good faith and consider [***] into such clinical trials, and, if they mutually agree to do so, MPI shall be responsible for operational control of such [***] and shall [***] exclusively attributable to the conduct of such [***].
(c)    Initial Global Product Development Plan and Development Budget. The Parties have agreed upon an initial Global Product Development Plan covering the initial Development activities under this Agreement (the “Initial Global Product Development Plan”), including an associated Development Budget, which, along with the MPI Independent Activities mutually agreed upon as of the Effective Date, sets forth (i) those non-clinical, clinical, manufacturing and other Developmental activities that the Parties believe, as of the Effective Date, to be necessary for submission and obtaining approval of an NDA for the Licensed Product in the U.S. and an MAA for the Licensed Product in the EU and the Key Countries (other than Japan, except as provided in Section 4.2(b)). The Parties agree that, with respect to those [***] mutually agreed upon as of the Effective Date, and any other [***] for which the Parties mutually agree that [***] shall

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

provide services to [***], [***] shall, at [***] reasonable request, assist [***] performance of those [***], for which [***]. Within a reasonable period of time following the end of each [***] during which [***] has provided such assistance, [***] will prepare and deliver to [***] a [***], in a mutually agreed upon format, [***]. [***] shall have [***] after its receipt of [***] report to request additional information related to the [***]. [***] shall make such payment in Dollars to [***] within [***] after its receipt of such report. [***] shall have the right to audit the records of [***] with respect to any such costs in accordance with Section 8.11 of this Agreement.
(d)    Updates. On a [***] basis (no later than [***] and [***] of each [***], commencing in [***]), or more often as the Parties deem appropriate, the JSC shall update and amend, as appropriate, the then-current Global Product Development Plan and Development Budget. Such updates and amendments shall reflect any agreed changes, re-prioritization of, or additions to the agreed upon Development activities. Once approved by the JSC, each updated or amended Global Product Development Plan and Development Budget shall become effective and supersede the previous Global Product Development Plan and Development Budget as of the date of such approval or at such other time as decided by the JSC.
4.3    Development Decision-Making. All matters regarding the Joint Development of the Licensed Product under the Global Product Development Plan shall be decided [***] by the JSC, subject to the provisions of Section 3.4.
4.4    Standards of Performance. Each Party shall use Commercially Reasonable Efforts to carry out the tasks assigned to it under the Global Product Development Plan. Should either Party not timely perform activities it is responsible for pursuant to the Global Product Development Plan, the other Party would have the right, if the responsible Party has not begun, or presented to the other Party a reasonable plan to conduct, such activity within [***] after written notice from such other Party, to perform such activities, with the [***] as [***]. Each Party shall provide financial and other support for the Development of the Licensed Product as necessary to achieve the objectives of this Agreement in accordance with the Global Product Development Plan and the Development Budget. Each Party shall conduct its activities and perform all its obligations under this Agreement and under the Global Product Development Plan in good scientific manner and in compliance in all material respects with all applicable Laws.
4.5    Development Costs. Subject to Section 5.2, the Parties will share Joint Development Costs equally in accordance with the reimbursement procedures set forth in Section 8.2. Except as set forth in Section 8.2, each Party shall be responsible for all costs and expenses (internal and external) incurred by it or its Affiliates in the course of performing Development activities with respect to Licensed Product under this Agreement. For the avoidance of doubt, any costs or expenses exclusively attributable to the performance of Japan Development Activities shall be borne solely by MPI, except to the extent expressly agreed by the Parties.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.6    Joint Results. All data and results (the “Joint Results”) generated by or resulting from the Global Product Development Plan, whether generated by one or both Parties, shall be owned jointly by the Parties and deemed the Confidential Information of both Parties, and subject to the restrictions on use and disclosure set forth in Article 12, with each Party deemed to be the receiving Party of such Confidential Information for purposes of Article 12.
4.7    Incremental Activities; Independent Activities.
(a)    In the event that either MPI or SGI wishes to conduct any [***], in each case with respect to the Licensed Product, that are not included in the then-current Global Product Development Plan [***] (each, an “Incremental Activity”), the proposing Party shall present the proposed design and associated costs of such Incremental Activity to the JSC. If the JSC agrees (including the actual consent of the non-proposing Party) within [***] after the submission of such proposal, the Parties shall amend the Global Product Development Plan to include such Incremental Activity as a [***] activity under the Global Product Development Plan, such Incremental Activity shall be considered Joint Development and the [***].
(b)    If the non-proposing Party, through the JSC, [***] as part of the Global Product Development Plan, then the proposing Party shall be [***], subject to Section 4.7(c). The proposing Party shall be [***] responsible for the [***] and the non-proposing Party shall have [***]. Notwithstanding the foregoing, the non-proposing Party will [***]. [***]. The proposing Party shall promptly disclose to the non-proposing Party a summary of such data and a description, in reasonable detail, of the total amounts then-expended by the proposing Party in connection with such Independent Activity, and shall reasonably answer the non-proposing Party’s questions with respect thereto, including, if applicable, providing additional information if reasonably necessary for the non-proposing Party to decide whether to [***].
(c)    If the non-proposing Party reasonably and in good faith objects to the conduct of a proposed Incremental Activity on the grounds that (i) [***] or (ii) [***], then the JSC shall discuss the non-proposing Party’s concerns in good faith, and for so long as the non-proposing Party continues to object in good faith on such grounds, the proposing Party shall [***].
4.8    Records, Reports and Information. Each Party shall maintain complete, current and accurate records of all work conducted by it under the Global Product Development Plan, and all data and other Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all preclinical studies and clinical trials in formal written study reports according to applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines. Each Party shall have the right to review such records maintained by the other Party at reasonable times, upon written request, which shall not exceed [***]. During the Term, on a regular basis, each Party shall present reports at JSC

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

meetings on its Joint Development activities, including without limitation any significant formal or informal meetings between such Party and the applicable Regulatory Authorities, at a level of detail to be agreed upon by the JSC; provided, however, that any such presentation shall include at least a summary of the resulting data for all studies conducted by a Party with the Licensed Product under the Global Product Development Plan, and provided further, upon request from the other Party, such Party conducting the studies shall provide the other Party with a copy of written study reports and access to data underlying any such study report, for use consistent with Articles 4 and 5.
4.9    Exchange of Information. Within [***] after the Effective Date, the Parties shall agree upon a written plan for SGI to provide MPI with all SGI Know How necessary or useful for MPI to undertake its activities under the Global Product Development Plan or Develop, Manufacture or Commercialize the Licensed Product for the Licensed Territory, including any final data and study reports and all raw data. Such plan shall thereafter be approved by the JDC. The Parties shall then implement such plan. In addition, SGI shall promptly provide MPI with a hard-copy of or electronic access to all such SGI Know How reasonably requested by MPI at any time after the Effective Date. From time to time throughout the Term, each Party shall provide to the other Party a hard-copy of or electronic access to all Joint Results, including any final data and study reports and all raw data.
ARTICLE 5

REGULATORY MATTERS
5.1    Regulatory Submissions and Regulatory Approvals.
(a)    Global Regulatory Plan. The JDC shall develop a global regulatory plan for the Licensed Product that describes the regulatory actions to be taken by each Party under the Global Product Development Plan and how such activities shall be coordinated if necessary (the “Global Regulatory Plan”). On an approximately [***] basis, or more often as the Parties deem appropriate, the JDC shall update and amend, as appropriate, the then-current Global Regulatory Plan. Such updates and amendments shall reflect any agreed changes, re-prioritization of, or additions to the agreed upon regulatory activities for the Licensed Product. The initial and any updated or amended Global Regulatory Plan shall be subject to approval by the JSC. Once approved by the JSC, each updated or amended Global Regulatory Plan shall become effective and supersede the previous Global Regulatory Plan as of the date of such approval or at such other time as decided by the JSC.
(b)    Responsibilities.
(i)    Except as otherwise expressly provided in the Global Product Development Plan, the Lead Development Party for a particular clinical trial under the Global Product Development Plan shall (A) be responsible for preparing and submitting all Regulatory Materials with respect to such clinical trial and interactions with the relevant Regulatory Authorities and institutional review boards with respect thereto, (B) be

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

responsible for the preparation of the final reports of such clinical trial, and (C) provide to the other Party copies of such reports in a format reasonably acceptable to the other Party, and other information relating to such clinical trial reasonably necessary for such other Party to seek Regulatory Approval or Pricing Approval for the Licensed Product in such other Party’s territory.
(ii)    The Party conducting an Independent Activity shall be responsible for preparing and submitting all Regulatory Materials with respect to such activities and interactions with the relevant Regulatory Authorities and institutional review boards with respect thereto.
(iii)    In addition, each Party shall assist the other Party in preparing Regulatory Materials for such other Party’s territory (to the extent based on such Party’s Regulatory Materials, such Party’s or its contractors’ activities with respect to the Licensed Product, or Joint Results, to the extent the relevant information is in such Party’s possession). [***]. To the extent that the Regulatory Materials being prepared by a Party will form the basis for the Regulatory Materials to be submitted by the other Party to Regulatory Authorities in such other Party’s territory (which may include non-clinical information and CMC information), the Party preparing such Regulatory Materials shall permit the other Party the right to review and comment, in a timely manner, on such Regulatory Materials and the Parties shall use reasonable efforts to ensure that such Regulatory Materials are sufficient for submission in each Party’s territory.
(iv)    Except as provided in Sections 5.1(b)(i), (ii) or (iii) or Section 5.6(c) or as otherwise agreed by the Parties:
(1)    MPI shall be solely responsible for preparing any and all Regulatory Materials to seek Regulatory Approval or Pricing Approval for the Licensed Product in the Licensed Territory and for submitting, and shall own, such Regulatory Materials in the Licensed Territory, consistent with the Global Regulatory Plan or pursuant to the MPI Independent Activities, and shall be solely responsible for interactions with the relevant Regulatory Authorities with respect thereto. SGI shall not submit any Regulatory Materials or seek Regulatory Approvals or Pricing Approvals for the Licensed Product in the Field in the Licensed Territory without the prior written consent of MPI.
(2)    SGI shall be solely responsible for preparing any and all Regulatory Materials to seek Regulatory Approval or Pricing Approval for the Licensed Product in the SGI Territory and for submitting, and shall own, such Regulatory Materials in the SGI Territory, consistent with the Global Regulatory Plan or pursuant to the SGI Independent Activities, and shall be solely responsible for interactions with the relevant Regulatory Authorities with respect thereto. MPI shall not submit any Regulatory Materials or seek Regulatory Approvals or Pricing Approvals for the Licensed Product in the Field in the SGI Territory without the prior written consent of SGI.
(c)    Rights of Reference. Each Party hereby grants to the other Party a right of reference to all Regulatory Materials submitted by such Party in its respective territory

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for the Licensed Product, subject to the following limitations. The right of reference granted to SGI herein shall be solely for the purpose of SGI, its Affiliates or any Third Party sublicensees of SGI (i) obtaining Regulatory Approvals or Pricing Approvals in the SGI Territory for the Licensed Product, (ii) conducting activities (including conducting clinical trials) assigned to SGI under the Global Product Development Plan or (iii) conducting SGI Independent Activity. The right of reference granted to MPI herein shall be solely for the purpose of MPI, its Affiliates or any Third Party sublicensees of MPI (A) obtaining Regulatory Approvals or Pricing Approvals in the Licensed Territory for the Licensed Product, (B) conducting activities (including conducting clinical trials) assigned to MPI under the Global Product Development Plan or (C) conducting MPI Independent Activity. The rights of reference granted to a Party hereunder shall not include any portion of the other Party’s Regulatory Materials that is supported by Independent Activities that [***]. Upon request, each Party will furnish the other with an electronic copy or electronic access to and a hard copy of its Regulatory Materials for such purposes.
(d)    Reporting and Review. Each Party shall keep the other Party reasonably and regularly informed of the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, meetings with Regulatory Authorities, and Regulatory Approvals and Pricing Approvals for the Licensed Products, in each case in such Party’s territory, pursuant to procedures to be developed by the JSC.
5.2    Regulatory Costs. Each Party shall be responsible for all costs and expenses of preparing, maintaining, formatting, and submitting Regulatory Materials for Licensed Products in its respective territory and for all other costs and expenses in connection with seeking and maintaining Regulatory Approval and Pricing Approval for Licensed Products in its respective territory, except for those regulatory items (A) specifically set forth in the Global Product Development Plan and included in the Development Budget as to which the other Party explicitly agrees to share the costs or (B) conducted by the other Party through its Independent Activities.
5.3    MPI’s Performance. MPI shall use Commercially Reasonable Efforts to prepare and submit the appropriate Regulatory Materials for Licensed Products in the Licensed Territory, as determined on a country-by-country basis, and to seek to obtain Regulatory Approvals (and, if applicable, Pricing Approvals) for Licensed Products in the Licensed Territory, as determined on a country-by-country basis. [***]:
(a)    [***], and thereafter use Commercially Reasonable Efforts to [***] unless (i) [***] or (ii) [***] (a),[***];
(b)    [***];
(a)    [***] and [***]; and
(b)    [***].

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.4    Communications. Except as may be required by applicable Laws, SGI shall not communicate regarding any Licensed Product with any Regulatory Authority having jurisdiction in the Licensed Territory unless necessary to fulfill its obligations pursuant to the Global Product Development Plan as set forth in Section 5.1(b) above or explicitly requested or permitted in writing to do so by MPI or as necessary to perform SGI Independent Activities, or unless so ordered by such Regulatory Authority in the Licensed Territory, in which case SGI shall provide promptly to MPI notice of such order. Except as may be required by applicable Laws, MPI shall not communicate regarding any Licensed Product with any Regulatory Authority having jurisdiction in the SGI Territory unless necessary to fulfill its obligations pursuant to the Global Product Development Plan as set forth in Section 5.1(b) above or explicitly requested or permitted in writing to do so by SGI or as necessary to perform MPI Independent Activities, or unless so ordered by such Regulatory Authority, in which case MPI shall provide promptly to SGI notice of such order.
5.5    Pharmacovigilance Agreement. Details regarding the management of information of adverse events related to the clinical development and the use of the Licensed Product in the Licensed Territory and the SGI Territory will be delineated in a separate pharmacovigilance agreement that shall be agreed to by the Parties prior to the earlier of (a) Commercialization of the Licensed Product in any country in the Territory or (b) the preparation of any Regulatory Materials by MPI (the “Pharmacovigilance Agreement”). Each Party will be primarily responsible for submission of all required reports with respect to adverse events where such Party is obligated to do so under applicable Law. As of the Effective Date, the Parties acknowledge SGI maintains the global safety database for the Licensed Product. The Parties shall discuss which Party should maintains the database and, if the Parties mutually agree that such database shall be maintained by MPI, the Parties shall cooperate to transition such database to MPI. The maintaining [***] included in such database.
5.6    Regulatory Authority Communications Received by a Party.
(a)    General. Each Party shall keep the other Party informed, in a timely manner of notification, of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority in such Party’s territory (whether before or after receipt of MAA or NDA approval) which: (i) raises any material concerns regarding the safety or efficacy of the Licensed Product; (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Licensed Product; (iii) is reasonably likely to lead to (A) a delay of planned MAA or NDA approval, (B) the imposition of Regulatory Approval requirements beyond those planned, or (C) recall or market withdrawal of the Licensed Product; or (iv) relates to expedited and periodic reports of adverse events with respect to the Licensed Product, or Product Complaints, and which may have a material impact on Regulatory Approval or the Commercialization of the Licensed Product. The other Party will fully cooperate with and assist such Party in complying with regulatory obligations and communications, including by providing to such Party, within [***] after a request (unless sooner required by the relevant Regulatory Authority), such information and documentation in the other Party’s possession as may

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

be necessary or helpful for the Party to prepare a response to an inquiry from a Regulatory Authority. If a Party is required to respond to any Regulatory Authority in the other Party’s territory, such Party shall use Commercially Reasonable Efforts to seek the input and approval of the other Party before responding. Each Party shall also provide the other Party in a timely manner with a copy of all correspondence received from a Regulatory Authority specifically regarding the matters referred to above.
(b)    Prior Review. Each Party shall provide to the other, a reasonable time prior to submission or promptly after receipt, any material Regulatory Materials. The Party submitting any such material Regulatory Materials shall consider in good faith any timely comments provided by such other party. The JDC or one of its working groups shall determine appropriate timeframes and mechanisms for such coordination and review.
(c)    Interaction with Regulatory Authorities. Each Party shall be responsible for the scheduling, conduct and preparation of materials for meetings, interactions or communications with Regulatory Authorities in its territory, subject to Section 5.1(b)(i). Each Party shall [***] notify the other Party of any meeting (whether in person or by conference call) requested or scheduled with, and shall promptly provide to the other any communications sent to or from, the FDA, EMEA, Health Canada or such other Regulatory Authorities reasonably requested by a Party. The other Party may, on reasonable prior notice to the first Party, have no more than [***] representatives participate in any such meeting. In addition, the other Party shall send relevant subject matter experts to any such meeting if requested by the first Party. In addition, each Party shall assist such other Party in answering any questions or issues from, and shall provide any data requested by or required for Regulatory Materials to be prepared and submitted by such other Party with Regulatory Authorities or other Governmental Authorities in such other Party’s territory, including, as applicable, such questions or issues regarding Manufacturing.
(d)    Regulatory Non-Compliance. In addition to its obligations under Section 5.5 and 5.6(a), each Party shall disclose to the other Party any information pertaining to notices from Regulatory Authorities in the Territory of non-compliance with applicable Laws in connection with the Licensed Product including, without limitation, receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Licensed Product.
5.7    Regulatory Actions.
(a)    Audit. If a Regulatory Authority desires to conduct an inspection or audit of a Party’s facility or a facility under contract with such Party with regard to the Licensed Product or any data relating to the Licensed Product obtained by or on behalf of a Party, such Party (i) shall promptly notify the other Party of such inspection or audit, (ii) shall cooperate and cause the contract facility to cooperate with such Regulatory Authority during such inspection or audit, (iii) shall immediately update the other Party during (in the case of multi-day inspections or audits) and following such inspection or audit of any information relevant to the Licensed Product, (iv) shall immediately provide to the other Party the inspection or audit observations of such Regulatory Authority relevant to the

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Licensed Product, (v) shall prepare the response to any such observations, (vi) shall provide a copy of such planned response to the other Party, and (vii) shall conform its activities under this Agreement to any commitments made in such a response, except to the extent it believes in good faith that such commitments violate applicable Laws. Both Parties agree to use Commercially Reasonable Efforts to cause their Third Party sublicensees to accept an audit mechanism substantially similar to the mechanism described above in this Section 5.7(a).
(b)    Recalls and Voluntary Withdrawals. The Parties shall exchange their internal standard operating procedures (“SOPs”) for conducting product recalls reasonably in advance of the First Commercial Sale of any Licensed Product in the Territory, and shall discuss and resolve in writing any conflicts between such SOPs and issues relating thereto promptly after such exchange. If either Party becomes aware of information relating to any Licensed Product that indicates that a unit or batch of such Licensed Product may not conform to the specifications therefor, or that potential adulteration, misbranding, and/or other issues have arisen that relate to the safety or efficacy of Licensed Products, it shall promptly so notify the other Party. The Party having the right to control such recall pursuant to this Section 5.7(b) may, at its sole discretion, take appropriate courses of action, which shall be consistent with the internal SOP of such Party; provided however that such controlling Party shall promptly notify the other Party of any recall action being considered, and where practicable, consider the views of the non-controlling Party prior to taking any recall action. MPI shall have the right, [***] to control any recalls, field corrections, field alerts or withdrawals of any Licensed Product in the Licensed Territory. SGI shall have the right, [***], to control all recalls, field corrections, field alerts and withdrawals of any Licensed Product in the SGI Territory. MPI and SGI shall maintain complete and accurate records of any recall of Licensed Product according to its then current SOPs for such periods as may be required by applicable Laws, but in no event for less than [***].
ARTICLE 6

COMMERCIALIZATION
6.1    Commercialization in the Licensed Territory. As between the Parties, MPI shall have sole responsibility for Commercializing all Licensed Products in the Licensed Territory, as provided in this Article 6, and MPI shall bear all of the costs and expenses incurred in connection with all such Commercialization activities, unless otherwise expressly agreed by the Parties.
6.2    Commercialization in the SGI Territory. As between the Parties, SGI shall have sole responsibility for Commercializing all Licensed Products in the SGI Territory, as provided in this Article 6, and SGI shall bear all of the costs and expenses incurred in connection with all such Commercialization activities, unless otherwise expressly agreed by the Parties.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.3    MPI’s Performance.
(a)    MPI shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Licensed Territory, as determined on a country-by-country basis, for each indication for which it receives Regulatory Approval of an MAA and, if Commercialization of Licensed Product is not reasonably practicable prior to receipt of Pricing Approval, Pricing Approval. Without limiting the generality of the foregoing but subject to Section 6.3(b), during each of the [***], MPI, itself or through its Affiliates, sublicensees and Distributors, [***]:
(i)    [***];
(ii)    [***]; and
(iii)    [***].
As used herein, “[***] of (i) [***], or (ii) [***]. As used herein, “[***].
(b)    The Parties will enter into good faith negotiations to [***]. [***].
(c)    At least once per [***], in addition to MPI’s obligations under Section 6.4 and the [***] JCC meetings arranged between the Parties, MPI will reasonably inform the JSC or the JCC regarding the Commercialization of the Licensed Product throughout the Licensed Territory by MPI, its Affiliates and sublicensees. Such reports submitted by MPI to the JSC or JCC shall cover subject matter at a level of detail reasonably sufficient to enable SGI to determine MPI’s compliance with its diligence obligations pursuant to this Section 6.3.
6.4    Reports. Each Party shall provide to the JCC quarterly sales reports, including, without limitation, specific marketing efforts and planning and sales execution. The JCC shall update the JSC at each meeting regarding significant Commercialization activities for Licensed Products in the Territory, including a [***] for the following [***] sales of such Licensed Products.
6.5    Coordination of Marketing Activities. The JCC and/or the JSC, as appropriate, shall be responsible for coordinating the Commercialization of Licensed Product throughout the Territory (i.e., by MPI for the Licensed Territory and by SGI for the SGI Territory) and for approving any Commercialization activities that relate to, or require activities in, or would reasonably be expected to materially impact, the other Party’s territory. Unless prohibited by Law, the Parties agree to [***]. Notwithstanding the agreement to [***].
6.6    Compliance. Each Party shall comply in all material respects with all applicable Laws in Commercializing Licensed Products in the Territory under this Agreement.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.7    Use of Distributors. Subject to Section 2.5(a), each Party shall have the right to engage Distributors to distribute Licensed Products in particular countries within its territory in accordance, on a country-by-country basis, with such Party’s standard practices for selecting Distributors for its other products having market potential comparable to that of Licensed Products in such country.
ARTICLE 7

MANUFACTURE AND SUPPLY
7.1    Coordination. The provisions of this Article 7 shall apply unless otherwise mutually agreed by the Parties.
7.2    Non-Commercial Supply of Licensed Product.
(a)    For Joint Development. From the Effective Date and continuing until at least [***] following [***] in a first country in the Licensed Territory (the “SGI Manufacturing Period” and, the [***] of such First Commercial Sale, the (“[***]”), SGI shall, itself or through one or more Third Party contract manufacturers, supply in a timely fashion all quantities of the Licensed Product as required by the Parties to carry out all Development activities (including pre-clinical and clinical) for the Licensed Product pursuant to the Global Product Development Plan, on the terms set forth in the Non-Commercial Supply Agreement. Such quantities of the Licensed Product and the schedule of such supply shall be confirmed by the JSC and consistent with the Initial Global Product Development Plan and subsequent Global Product Development Plans. The Cost of Goods Sold of such Licensed Product shall be shared by the Parties as a Joint Development Cost; provided, however, that MPI shall pay for any such preclinical or clinical supply of Licensed Product it uses for Japan Development Activities [***]. [***] prior written notice to MPI, provided that [***].
(b)    For Independent Development. During the SGI Manufacturing Period, SGI shall, itself or through one or more Third Party contract manufacturers, supply to MPI quantities of the Licensed Product reasonably required by MPI to carry out MPI Independent Activities, on the terms set forth in the Non-Commercial Supply Agreement. [***].
7.3    Non-Commercial Supply Agreement. Forecasting and ordering procedures, Licensed Product specifications, and other operational matters relating to the supply of Licensed Product under Sections 7.2(a) and 7.2(b) shall be set forth in a manufacturing and supply agreement mutually agreed upon by the Parties not later than ninety (90) days after the Effective Date (the “Non-Commercial Supply Agreement”) and shall include the provisions set forth in Exhibit C and such other customary terms, including lead times, delivery, rolling forecasts and purchase orders. In connection with such Non-Commercial Supply Agreement, the Parties shall enter into a quality agreement governing the agreed upon specifications and other technical aspects of supply of the Licensed Product for non-Commercial activities by the Parties (the “Non-Commercial Quality Agreement”).

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.4    Commercial Supply of Licensed Product. [***], the Parties shall negotiate in good faith and enter into a manufacturing and supply agreement (the “Commercial Supply Agreement”) under which SGI will agree to supply during the SGI Manufacturing Period, itself or through one or more Third Party contract manufacturers, Licensed Product to MPI for Commercialization in the Licensed Territory. Such Commercial Supply Agreement shall contain the provisions set forth in Exhibit C and such other customary terms governing such manufacturing and supply relationships, and shall provide that such Licensed Product [***]. Included as part of such Commercial Supply Agreement, the Parties shall enter into a quality agreement governing the agreed upon specifications and other technical aspects of supply of the Licensed Product for Commercialization by the Parties (the “Commercial Quality Agreement”). For the sake of clarity, [***].
7.5    SGI Supply Agreements. As of the Effective Date, SGI has made arrangements for the Manufacture of the Licensed Product for the Licensed Territory through Third Party contract manufacturer(s) and/or SGI’s Affiliates. Within a reasonable period of time prior to entering into any material future supply agreement during the SGI Manufacturing Period with a Third Party contract manufacturer relating to the Licensed Product, [***]. In addition, during the [***], it being understood that SGI shall be the [***]. During the SGI Manufacturing Period, [***].
7.6    Manufacture of Licensed Products by MPI.
(a)    Following the end of the SGI Manufacturing Period, [***] (i) for use by the MPI for its Joint Development activities and (ii) for use by MPI and its Affiliates, and their respective sublicensees, for MPI Independent Activities and for Commercialization in the Licensed Territory; provided that SGI [***]. Subject to any limitations set forth in the Commercial Supply Agreement or any existing supply agreements between SGI and Third Parties for the supply of Licensed Product for Commercial purposes under Section 7.4 above, MPI may, upon not less than [***] prior written notice to SGI during the SGI Manufacturing Period, manufacture Licensed Product (or certain portions thereof) for Commercialization in the Licensed Territory or for MPI Independent Activities or for MPI’s Joint Development activities (or have such Licensed Product manufactured for such purpose by a Third Party manufacturer(s) identified by MPI) at the end of such notice period. Commencing on the earliest of (i) [***], (ii) [***] or (iii) [***]. [***]. [***].
(b)    Upon request by MPI, SGI shall transfer, or use commercially reasonable efforts to cause its Third Party manufacturer(s) to transfer, to MPI (or MPI Affiliate(s) or Third Party manufacturer(s) identified by MPI) the technology and other information in SGI’s possession or control reasonably necessary to Manufacture Licensed Product, subject to reimbursement of SGI’s and/or its Third Party manufacturers’ reasonable costs therefor.
(c)    Following any transfer of Manufacturing rights and responsibilities to MPI hereunder, MPI shall consider in good faith any request by SGI to provide SGI with a back-up supply of Licensed Product for the SGI Territory if requested by SGI. All supplies of

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Licensed Product by MPI shall be sold to SGI at [***], but SGI shall [***] of any changes to the specifications for the SGI Territory.
(d)    Following any transfer of Manufacturing rights and responsibilities to MPI hereunder, SGI shall consider in good faith any request by MPI to provide MPI with a back-up supply of Licensed Product for the Licensed Territory if requested by MPI. All such supplies of Licensed Product by SGI shall be sold to MPI at [***], but MPI shall [***] of any changes to the specifications for the Licensed Territory.
7.7    Second or Additional Source. Each Party has the right at any time (notwithstanding any implications to the contrary hereunder) to establish a second or additional source (i.e., in addition to SGI’s Third Party manufacturers existing as of the Effective Date) for the supply of Licensed Product or any component thereof at such Party’s expense. To the extent that the Parties agree to jointly establish a second or additional source to one or more of SGI’s Third Party manufacturers existing as of the Effective Date, the relevant activities with respect to establishing such second or additional source shall be included in the Global Product Development Plan and [***].
7.8    Records; Audit Rights. Each Party will maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of Cost of Goods Sold or Supply Price under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [***] from the creation of individual records for examination at the [***], and not more often than once each [***], by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the other Party subject to the inspection, for the sole purpose of verifying the accuracy of the Cost of Goods Sold or Supply Price for any Licensed Product supplied pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the calculation of Cost of Goods Sold or Supply Price. Any amounts shown to have been overpaid by a Party shall be [***] within [***] from the accountant’s report, or shall be [***] to such Party for Licensed Product. The auditing Party shall [***] of such audit unless such audit [***] of more than [***], in which case the audited Party [***].
ARTICLE 8

COMPENSATION
8.1    Upfront Payment. [***], MPI shall pay to SGI a non-refundable, non-creditable upfront payment of $60 million by wire transfer of immediately available funds into an account designated by SGI.
8.2    Reimbursement of Shared Joint Development Costs.
(a)    Within [***] following the end of each [***] beginning from the Effective Date, each Party will prepare and deliver to the other Party a [***] report, in a mutually agreed upon format, detailing its Joint Development Costs incurred during such period (or

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

estimates thereof, to the extent necessary). Each Party shall have [***] after its receipt of the other Party’s quarterly report to request additional information related to the Joint Development Costs included in such quarterly report.
(b)    Within [***] after the end of the applicable [***], SGI will prepare a composite report that: (i) summarizes the Joint Development Costs incurred by each Party for such Calendar Quarter, (ii) calculates the costs for which each Party is responsible (the “Cost Allocation”), which shall amount to fifty percent (50%) of the total Joint Development Costs incurred by the Parties for such [***], subject to Section 8.2(d); and (iii) computes the amount in Dollars due to MPI or SGI, as the case may be, for such [***] based upon the Parties’ respective Cost Allocations. If a Party owes any amount to the other Party for a particular [***], then such Party shall make such payment in Dollars to the other Party within [***] after its receipt or provision of the applicable composite report, as the case may be. Each Party shall have the right to audit the records of the other Party with respect to any purported Joint Development Costs included in such reports, in accordance with Section 8.11 of this Agreement.
(c)    To the extent that any such Joint Development Costs reported pursuant to Section 8.2(a) were estimated, the relevant Party shall provide actual cost information with the next [***] report, and the provisions of Section 8.2(b) shall apply to properly allocate between the Parties any amount by which such actual costs exceeded or were less than the estimated costs.
(d)    For any [***] period described in Section 4.2(d), SGI and MPI shall each be permitted to recover Joint Development Costs with respect to such Party’s Development activities for such [***] period up to a maximum of [***] of the amounts allocated to such Development activities in the Development Budget. Notwithstanding the foregoing, either Party shall be entitled to recover any [***], which approval may be granted either in advance of such costs being incurred or retroactively.
8.3    Development Milestone Payments. MPI shall make the following milestone payments to SGI within [***] after the achievement of each of the following milestone events by MPI or, with respect to the [***], SGI, or, as applicable, their respective Affiliates or sublicensees. Each such milestone payment shall be made by wire transfer of immediately available funds into an account designated by SGI. Each such milestone payment shall be [***].
(a)    [***]. The milestone payments listed in the table below shall be payable to SGI for the [***] to achieve the designated milestone event with respect to relapsed/refractory Hodgkin lymphoma.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Milestone Event	Milestone Payment
Receipt of notice of acceptance of submission of first MAA with EMEA	$5 million
Approval for marketing in the third (3rd) Key Country in the Licensed Territory	[ *** ]
Approval of MAA by EMEA	[ *** ]
Approval of MAA by and receipt of Pricing Approval from MHLW	[ *** ]

(b)    [***]. The milestone payments listed in the table below shall be payable to SGI for the [***] to achieve the designated milestone event with respect to [***], including anaplastic large cell lymphoma.

Milestone Event	Milestone Payment
Approval for marketing in the third (3rd) Key Country in the Licensed Territory	$1 million
Approval of MAA by EMEA	[ *** ]
Approval of MAA by and receipt of Pricing Approval from MHLW	[ *** ]

(c)    [***]. The milestone payments listed in the table below shall be payable to SGI for the first Licensed Product to achieve the designated milestone event with respect to frontline Hodgkin lymphoma.

Milestone Event	Milestone Payment
[***]	[***]
Approval of MAA by EMEA	$30 million
Approval of MAA by and receipt of Pricing Approval from MHLW	$10 million

(d)    [***]. The milestone payments listed in the table below shall be payable to SGI for the [***] to achieve the designated milestone event with respect to [***]. Notwithstanding the foregoing, with respect to each such milestone payment, in the event that MPI reasonably determines in good faith, and shares its determination with SGI at least [***] before the reasonably anticipated achievement of the relevant milestone event, [***]. If SGI disputes such [***]. If SGI does not provide such notice and [***].

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(e)    [***]. The milestone payments listed in the table below shall be payable to SGI for the [***] to achieve the designated milestone event with respect to the [***]. Notwithstanding the foregoing, with respect to each such milestone payment, in the event that [***]. If SGI disputes such [***]. If SGI does not provide such notice and [***].

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(f)    Clarifications. For clarity, in the event that MPI, or its Affiliates or sublicensees submits an MAA for a Licensed Product with EMEA for a [***] or a [***], and at such time, [***]. [***]. For further clarity, for purpose of this Section 8.3, [***] of (i) [***] and (ii) [***]. For further clarity, each milestone payment specified in Sections 8.3(a) through (e) shall be [***].
8.4    Sales Milestone Payments. MPI shall make the following [***], [***] sales milestone payments to SGI within [***] after the end of the Calendar Year in which aggregated annual Net Sales of the Licensed Product in such Calendar Year in all countries in the Licensed Territory reach the following thresholds for the first time:

Annual Net Sales Threshold	Sales Milestone Payment
$100 million	$5 million
$200 million	$20 million
[***]	[***]

[***]. [***].
8.5    Royalties.
(a)    Royalty Rates. During the Royalty Term, MPI shall pay to SGI a royalty at the following royalty rates, on aggregate Net Sales of the Licensed Product in a Calendar Year by MPI, its Affiliates and its sublicensees in the Licensed Territory:

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Calendar Year Net Sales of Licensed Product in the Licensed Territory	Royalty Rate for Net Sales
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Clarifications. For the avoidance of doubt, the incremental royalty percentage rates set forth in Section 8.5(a) shall [***]. The obligation to pay royalties shall be imposed [***].
(c)    Adjustments Related to Generic Products If, on a country-by-country basis, sales in the Field on a [***] basis of Generic Products in such country [***] of all Generic Products and Licensed Products in such country as measured at the end of a [***], then any royalties due under Section 8.5(a) shall be [***], starting with the [***], by:
(i)    [***]; and
(ii)    [***];
provided, however, that in no event shall the royalties due under Section 8.5(a) be [***].
Sales levels for Generic Products shall be based on information provided by a qualified market research firm selected by mutual agreement of the Parties (collectively, the “Generic Market Data”). Notwithstanding anything to the contrary, where Generic Market Data is not available on a country-by-country basis for a country but Generic Market Data (x) is available on a regional basis for the geographic region containing such country, such available regional sales data across all countries in the applicable geographical region (e.g., Europe, South America, Africa, Asia) shall be used in the determination of the volume of sales of Generic Products in such country or (y) is available for the major market country(ies) in such geographical region accounting for at least [***] of the total market for Generic Products across such geographic region, the Generic Market Data for the applicable major market countries will be used to determine the volume of sales for all countries within the applicable geographical region. Where no Generic Market Data is available for a particular geographical region, the Parties will determine the level of sales of Generic Products in such region in good faith based on the totality of the information then available for global sales of Licensed Products and Generic Products.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)    Third Party Royalties. To the extent that MPI pays, pursuant to Section 8.6, amounts due under an Existing Third Party Agreement or Future Third Party Agreement, MPI shall be entitled to [***]; provided that such [***]. MPI may [***].
(e)    Limitation on [***]. Notwithstanding Sections 8.5(c) and 8.5(d) above, in no event shall the [***] of the amounts set forth in Section 8.5(a). For example, if, [***]. [***].
(f)    Royalty Term. Royalties payable under this Section 8.5 with respect to a particular Licensed Product in a particular country in the Licensed Territory, will commence on the Effective Date and will continue for so long as such Licensed Product is sold in such country (such period, the “Royalty Term”).
(g)    Royalty Payments and Reports. MPI shall calculate all royalty amounts payable to SGI pursuant to this Section 8.5 with respect to Net Sales at the end of each Calendar Quarter, which amounts shall be converted to Dollars at such time in accordance with Section 8.9. MPI shall provide such calculation to SGI within twenty (20) Business Days after the end of each Calendar Quarter. Each such calculation shall include a statement of the amount of gross sales of the Licensed Products in the Licensed Territory during the applicable Calendar Quarter, an itemized calculation of Net Sales in the Licensed Territory showing deductions, to the extent practicable, provided for in the definition of “Net Sales” during such Calendar Quarter, and a calculation of the amount of royalty payment due on such sales for such Calendar Quarter. MPI shall require its sublicensees to account for their Net Sales and to provide such reports with respect thereto as if such sales were made by MPI. SGI shall promptly invoice MPI after receipt of such report and MPI shall pay such invoice within twenty (20) Business Days after receipt of such invoice.
8.6    Third Party Royalties. Subject to Section 8.5(d), [***], and all [***], in each case to the extent due as a result of Development, use, manufacture, importation, sale, or offering for sale of the Licensed Product in the Licensed Territory by MPI, its Affiliates, or their respective sublicensees. For purposes of the calculation of [***], MPI shall reasonably estimate the amount of such payments pursuant to any such agreement to which MPI is not a party, shall report such calculation in the report it provides pursuant to Section 8.5(g), [***]. SGI shall promptly confirm or update such calculation, along with reasonable detail to support any update thereof, and (a) [***], and (b) [***]. With respect to any tiered royalties based on sales of Licensed Product in the Licensed Territory and the SGI Territory, each Party shall pay [***].
8.7    Taxes.
(a)    Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to appropriately minimize, to the extent feasible and legal, the Taxes payable with respect to their collaborative efforts under this Agreement and that they shall use all commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    Payment of Taxes. A Party receiving a payment pursuant to this Article 8 shall pay any and all Taxes levied on such payment. If applicable Laws require that Taxes be deducted and withheld from a payment made pursuant to this Article 8, the remitting Party shall (i) deduct those Taxes from the payment; (ii) pay the Taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of payment to the other Party within [***] following that payment.
(c)    Assessment. Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of Taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by applicable Law. The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.
8.8    Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued on Net Sales in that country shall be paid to SGI in the equivalent amount in Dollars unless the Parties otherwise agree.
8.9    Foreign Exchange. The rate of exchange to be used in converting a foreign currency into Dollars for the purpose of computing any payments hereunder shall be the average month end rates of exchange for the applicable foreign currency published in [***].
8.10    Late Payments. If a Party does not receive payment of any sum due to it on or before the due date, [***] shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of [***] over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by applicable Law, whichever is lower.
8.11    Records; Audits. MPI will maintain complete and accurate records in sufficient detail to permit SGI to confirm the accuracy of the calculation of royalty payments under this Agreement. Each Party will maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of all Joint Development Costs and, except as provided in Section 7.8, any other costs shared by the Parties or other payments made by one Party to the other under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [***] from the creation of individual records for examination [***] the Party requesting the audit (the “Auditing Party”), and not more often than [***], by an independent certified public accountant selected by the Auditing Party and reasonably acceptable to the Party being audited (the “Audited Party”), for the sole purpose of verifying the accuracy of the financial reports furnished by the Audited Party pursuant to this Agreement. Any such auditor shall not disclose the Audited Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by that Party or the amount of payments due by MPI or SGI under this Agreement. Any amounts shown to be [***] within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.9) from the original due date. Any amounts shown to have been [***] within sixty (60) days from the accountant’s report. The Auditing Party shall bear the full cost of such audit

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unless such audit discloses an underpayment of the amount actually owed during the applicable [***] of more than [***], in which case the Audited Party shall [***].
8.12    Calendar Days. Any payment which becomes due on any day which is not a Business Day shall instead be due on the next Business Day.
ARTICLE 9

INTELLECTUAL PROPERTY MATTERS
9.1    Ownership of Inventions. Each Party shall own any inventions made solely by its or its Affiliates’ employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”). The Parties shall jointly own any inventions that are made jointly by employees, agents, or independent contractors of SGI or its Affiliates, on the one hand, and MPI or its Affiliates, on the other hand, in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”). Notwithstanding the above, if any Sole Invention made by [***] or Joint Invention relates primarily to or is derived directly from the [***] (but not derived from the Licensed Product more generally) (a "[***]”), (i) [***] shall, and hereby does, assign to [***] its interest in such [***] (which shall thereafter be [***]), (ii) subject to Section 9.3, [***] shall have the sole right and authority to prepare, file, prosecute and maintain Patents claiming such assigned inventions and they shall be considered [***]. Inventorship shall be determined in accordance with U.S. patent laws. Sole Inventions owned by MPI and MPI’s interest in Joint Inventions shall be included in the MPI Technology, as applicable. Sole Inventions owned by SGI and SGI’s interest in Joint Inventions shall be included in the Licensed Technology, as applicable.
9.2    Disclosure of Inventions. Each Party shall promptly disclose to the other any invention disclosures, or other similar documents, submitted to it by its or its Affiliates’ employees, agents or independent contractors describing inventions that are Joint Inventions or Sole Inventions, and all Information relating to such Joint Inventions or Sole Inventions.
9.3    Prosecution of Patents.
(a)    SGI Patent Rights. SGI shall use reasonable efforts to prepare, file, prosecute and maintain the SGI Patent Rights in coordination with MPI, as set forth below.
(i)    SGI Platform Patent Rights. Except as otherwise provided in this Section 9.3(a)(i), SGI shall have the sole right and authority to prepare, file, prosecute and maintain the SGI Platform Patent Rights on a worldwide basis. [***] of such filing, prosecution and maintenance shall be [***]. SGI shall provide MPI reasonable opportunity to review and comment on such efforts regarding such SGI Platform Patent Rights in the Licensed Territory applicable to the Licensed Product, including by providing MPI with a copy of material communications from any patent authority in the Licensed Territory

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regarding such SGI Platform Patent Rights, and by providing at least one draft of any material filings or responses substantially in the form to be filed with such patent authorities in advance of submitting such filings or responses. SGI shall consider MPI’s comments in good faith.
(ii)    SGI Product Patent Rights. Except as otherwise provided in this Section 9.3(a)(ii), SGI shall have the sole right and authority to prepare, file, prosecute and maintain the SGI Product Patent Rights on a worldwide basis. [***] of such filing, prosecution and maintenance shall [***]; provided, however, that if MPI elects not to [***] with respect to an SGI Product Patent Right in a country(ies) in the Licensed Territory, it shall notify SGI, [***]. SGI shall provide MPI reasonable opportunity to review and comment on such efforts regarding such SGI Product Patent Rights in the Licensed Territory, including by providing MPI with a copy of material communications from any patent authority in the Licensed Territory regarding such SGI Product Patent Rights, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. SGI shall consider MPI’s comments in good faith. If SGI determines in its sole discretion to abandon or not maintain any SGI Product Patent Right in any country in the Licensed Territory (other than any SGI Product Patent Right to which [***]), then SGI shall provide MPI with written notice of such determination within a period of time reasonably necessary to allow MPI to assume responsibility for the filing, prosecution and maintenance of such SGI Product Patent Right in such country. In the event MPI provides written notice to SGI expressing its interest in such SGI Product Patent Right in such country, MPI shall thereafter have the right to direct the filing, prosecution and maintenance of such SGI Product Patent Right in such country on SGI’s behalf, and [***]. Notwithstanding the foregoing, if SGI determines that continued prosecution of any SGI Product Patent Right in any country in the Licensed Territory will unreasonably affect SGI’s ability to prosecute and obtain patent protection for any SGI Platform Patent Right in the country in the Licensed Territory, SGI shall have the right, after reasonable consultation with MPI, to [***]. For the avoidance of doubt, SGI shall have the unilateral right, [***], to [***].
(b)    MPI Patent Rights. Except as otherwise provided in this Section 9.3(b), MPI shall have the sole right and authority to prepare, file, prosecute and maintain the MPI Patent Rights (other than Joint Patents) on a worldwide basis. The [***], with SGI responsible for such [***], and MPI responsible for such [***]; provided, however, that if SGI elects not to [***], it shall notify MPI and such [***]. MPI shall provide SGI reasonable opportunity to review and comment on such efforts regarding the MPI Collaboration Patent Rights in the SGI Territory, including by providing SGI with a copy of material communications from any patent authority regarding such MPI Collaboration Patent Rights, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. If MPI determines in its sole discretion to abandon or not maintain any MPI Collaboration Patent Rights in any country in the SGI Territory, then MPI shall provide SGI with written notice of such determination within a period of time reasonably necessary to allow SGI to assume responsibility for the filing, prosecution and maintenance of such MPI Collaboration Patent Rights. In the event

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SGI provides written notice to MPI expressing its interest in such MPI Collaboration Patent Rights, SGI shall thereafter have the right to direct the filing, prosecution and maintenance of such MPI Collaboration Patent Rights on MPI’s behalf, and the costs of such filing, prosecution and maintenance shall be borne by SGI.
(c)    Joint Patents. Except as otherwise provided in this Section 9.3(c), SGI shall have the primary right and authority to prepare, file, prosecute and maintain the Patents included in the Joint Inventions (“Joint Patents”) on a worldwide basis. The [***], with SGI responsible for such [***], and MPI responsible for such [***], unless the Parties otherwise [***]. SGI shall provide MPI with the reasonable opportunity to review and comment on such efforts regarding such Joint Patents in the Territory, including by providing MPI with a copy of material communications from any patent authority in such country(ies) regarding such Joint Patents, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses, and SGI shall give due consideration to any reasonable comments made by MPI. If SGI determines in its sole discretion to abandon or not maintain any Joint Patent(s) in any country(ies) of the world, then SGI shall provide MPI with written notice of such determination within a period of time reasonably necessary to allow MPI to assume responsibility for the filing, prosecution and maintenance of such Joint Patents. In the event MPI provides written notice to SGI expressing its interest in such Joint Patents, MPI shall thereafter have the right to direct the filing, prosecution and maintenance of such Joint Patents on the Parties’ behalf, and [***].
(d)    Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, as well as further actions as set forth below.
(i)    The Parties shall respectively prepare, file, maintain and prosecute the SGI Patent Rights, MPI Patent Rights and Joint Patents as set forth in this Section 9.3. As used herein, “prosecution” of such Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application throughout the world in connection with pre- and post-grant proceedings.
(ii)    All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the SGI Patent Rights, MPI Patent Rights and Joint Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information of both Parties (provided, however, that communications (if any) with respect to MPI Patent Rights shall be considered Confidential Information of MPI) and subject to the confidentiality provisions of Article 12.
(iii)    Assignments in the Patents claiming Sole Inventions or Joint Inventions shall be effected as follows:

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(1)    employees or agents of MPI or its Affiliates that are properly named as inventors on any Patents claiming a Sole Invention or Joint Invention shall assign their interest in such Patents to MPI; and
(2)    employees or agents of SGI or its Affiliates that are properly named as inventors on any Patents claiming a Sole Invention or Joint Invention shall assign their interest in such Patents to SGI.
9.4    Patent Term Extensions. The JSC will discuss and recommend for which, if any, of the Patents within the SGI Patent Rights, MPI Collaboration Patent Rights and Joint Patents in the Licensed Territory the Parties should seek Patent Term Extensions in the Licensed Territory. [***]. [***]. All filings for such extensions shall be made by the Party Controlling such Patent or, in the case of Joint Patents, by the Party responsible for filing, prosecuting and maintaining such Joint Patents in accordance with Section 9.3(c). The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. [***].
9.5    Infringement of Patents by Third Parties.
(a)    Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the SGI Patent Rights, MPI Collaboration Patent Rights or Joint Patents of which it becomes aware, shall provide all evidence in such Party’s possession demonstrating such infringement, and share with the other Party all information available to it regarding such alleged infringement.
(b)    Infringement of SGI Patent Rights.
(i)    SGI shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce SGI Platform Patent Rights anywhere in the world or SGI Product Patent Rights in the SGI Territory, [***].
(ii)    With respect to any alleged infringement of SGI Platform Patent Rights in the Licensed Territory based on the making, using, selling, offering for sale or importing a product targeting CD30 (“CD30 Product Activities”), SGI shall have a period of [***] after the first notice under Section 9.5(a) to elect to enforce SGI Platform Patent Rights against such infringement in the Licensed Territory. In the event SGI does not so elect in the Licensed Territory, SGI shall so notify MPI in writing of its decision and its reasons for not electing to file suit, and in such notice, notify MPI whether MPI is permitted to initiate a suit or take other appropriate action to enforce such SGI Platform Patent Rights in the Licensed Territory against such infringement, in which case MPI may, in its discretion, initiate a suit or take other appropriate action to enforce such SGI Platform Patent Rights in the Licensed Territory at [***]. In this case, SGI shall take appropriate actions in order

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to enable MPI to commence a suit or take the actions set forth in the preceding sentence. [***].
(iii)    MPI shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce SGI Product Patent Rights in the Licensed Territory against allegedly infringing CD30 Product Activities, [***]. In this case, SGI shall take appropriate actions in order to enable MPI to commence a suit or take the actions set forth in the preceding sentence. MPI shall have a period of [***] after the first notice under Section 9.5(a) to elect to enforce such SGI Product Patent Rights against such infringement in the Licensed Territory. In the event MPI does not so elect, MPI shall so notify SGI in writing, and SGI may, in its discretion, initiate a suit or take other appropriate action to enforce such SGI Product Patent Rights in the Licensed Territory against such infringement [***]. In this case, MPI shall take appropriate actions in order to enable SGI to commence a suit or take the actions set forth in the preceding sentence.
(c)    Infringement of MPI Patents.
(i)    MPI shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce MPI Non-Collaboration Patent Rights anywhere in the world or MPI Collaboration Patent Rights in the Licensed Territory at its own cost and expense.
(ii)    With respect to any alleged infringement of MPI Collaboration Patent Rights in the Licensed Territory based on CD30 Product Activities, MPI shall have a period of [***] after the first notice under 9.5(a) to elect to enforce such MPI Collaboration Patent Rights against such infringement in the Licensed Territory. In the event MPI does not so elect, MPI shall so notify SGI in writing, and SGI may, in its discretion, initiate a suit or take other appropriate action to enforce such MPI Collaboration Patent Rights in the Licensed Territory against such CD30 Product Activities, [***]. In this case, MPI shall take appropriate actions in order to enable SGI to commence a suit or take the actions set forth in the preceding sentence.
(iii)    SGI shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce MPI Collaboration Patent Rights in the SGI Territory against allegedly infringing CD30 Product Activities, [***]. SGI shall have a period of [***] after the first notice under 9.5(a) to elect to enforce such MPI Collaboration Patent Rights against such infringement in the SGI Territory. In the event SGI does not so elect, SGI shall so notify MPI in writing, and MPI may, in its discretion, initiate a suit or take other appropriate action to enforce such MPI Collaboration Patent Rights in the SGI Territory against such infringement [***]. In this case, SGI shall take appropriate actions in order to enable MPI to commence a suit or take the actions set forth in the preceding sentence.

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(d)    Infringement of Joint Patents. If a Third Party infringes any Joint Patents, the Parties shall discuss such infringement and SGI and MPI shall have the joint right, but neither Party shall be obligated, to initiate a suit or take other appropriate action that one or both Parties believe is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce such Joint Patents against such infringement. If both Parties agree to so enforce such Joint Patents, they shall be jointly responsible for, and [***] of any suit brought by them and shall [***]. If one Party elects not to enforce such Joint Patents against such infringement, then the other Party shall have the right, but not the obligation, to take action to enforce such Joint Patents against such infringement [***].
(e)    Cooperation. Each Party shall provide to the Party enforcing any such rights under this Section 9.5 reasonable assistance in such enforcement, at such enforcing Party’s request [***], including joining such action as a party plaintiff if required by applicable Law to pursue such action. Except with respect to the MPI Non-Collaboration Patent Rights, the enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement including, without limitation, determination of litigation strategy, filing of important papers to the competent court, which consent shall not be unreasonably withheld or delayed.
(f)    Separate Representation. The Party not bringing an action with respect to an infringement in the Licensed Territory under this Section 9.5 shall be entitled to separate representation in such matter by counsel of its own choice and [***], but such Party shall at all times cooperate fully with the Party bringing such action.
(g)    Allocation of Recoveries. If either Party recovers monetary damages from any Third Party in a suit or action brought under Section 9.5(b) or Section 9.5(c), whether such damages result from the infringement of SGI Patent Rights or MPI Collaboration Patent Rights, such recovery shall be allocated (i) [***]; and (ii) [***]; provided, however, that, (A) with respect to any such suit or action brought by MPI pursuant to Section 9.5(b)(ii) or 9.5(b)(iii), the amount of such remainder shall be [***]; (B) with respect to any such suit or action brought by SGI pursuant to Section 9.5(b)(iii), the amount of such remainder shall be [***]; and (C) with respect to any such suit or action brought by SGI pursuant to Section 9.5(b)(ii), SGI shall [***], provided, however, that if [***].
9.6    Infringement of Third Party Rights in the Licensed Territory.
(a)    Notice. If any Licensed Product manufactured, used or sold by either Party, its Affiliates, licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Licensed Territory or other jurisdictions where the Licensed Product is manufactured, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties shall agree on and enter into an “identity of interest agreement” wherein such Parties agree to their

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shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action.
(b)    Defense. Each Party shall have the first right, but not the obligation, to defend any such Third Party claim or assertion of infringement of a Patent brought against such Party as described in subsection (a) above, at such Party’s expense. If such Party does not commence actions to defend such claim within [***] after it receives notice thereof (or within [***] after it should have given notice thereof to the other Party as required by Section 9.6(a)), then to the extent allowed by applicable Laws, such other Party shall have the right, but not the obligation, to control the defense of such claim by counsel of its choice, at such other Party’s expense. The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim or assertion, including, if required to conduct such defense, furnishing a power of attorney.
(c)    Settlement. Each Party shall have an equal right to participate in any settlement discussions that are held with Third Parties described in this Section 9.6, and neither Party shall enter into any settlement of any claim described in this Section 9.6 that materially adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed.
9.7    Patent Invalidity Claim. Each Party shall promptly notify the other Party in writing of any legal or administrative action by any Third Party against a MPI Collaboration Patent Right, SGI Patent Right or Joint Patent Right of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Responsibility for defending against any such action shall be determined in the same manner as enforcement of the relevant Patent Rights pursuant to Section 9.5.
9.8    Patent Marking. To the extent required by Law in order to protect Patent rights, (a) MPI (or its Affiliate or sublicensee) shall mark Licensed Products marketed and sold by MPI (or its Affiliate or sublicensee) hereunder with appropriate patent numbers or indicia of SGI Patent Rights at SGI’s request, and (b) SGI (or its Affiliate or sublicensee) shall mark Licensed Products marketed and sold by SGI (or its Affiliate or sublicensee) hereunder with appropriate patent numbers or indicia of MPI Patent Rights at MPI’s request.
9.9    License Registration. Wherever applicable, for each SGI Patent Right in the Licensed Territory, SGI shall register MPI’s exclusive license to such SGI Patent Right before the applicable patent authority, [***]. In addition, SGI shall allow MPI to file appropriate information with the Regulatory Authorities in the Licensed Territory listing any SGI Patents or Joint Patents in the orange book equivalent, if any, as a patent relating to the Licensed Product.
9.10    Trademarks. Both Parties shall use the same brand name and associated trademarks for Licensed Products to create a worldwide brand for Licensed Products unless a Party has cause to use a different brand name (such as for regulatory or Third Party infringement reasons) in its territory and informs the JSC thereof. Neither Party shall, without the other Party’s consent, use any trademarks that include, in whole or part, any

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corporate logo or name of the other Party or marks confusingly similarly thereto, in connection with such Party’s marketing or promotion of the Licensed Product, except as otherwise agreed by the JCC or JSC or as otherwise required by applicable Law. Except as otherwise agreed by the JCC or JSC, (a) SGI shall be responsible for the selection, registration, maintenance and defense of all trademarks for use in connection with the sale or marketing of the Licensed Product in the SGI Territory at [***], and SGI shall own such trademarks, and (b) MPI shall be responsible for the selection, registration, maintenance and defense of all trademarks for use in connection with the sale or marketing of the Licensed Product in the Licensed Territory at [***], and MPI shall own such trademarks. Subject to applicable Laws, and to the extent agreed upon by the JDC, any development materials used by a Party (i.e., abstracts, journal materials and listing of clinical studies) relating to the Licensed Product shall include the other Party’s name and a trademark owned by and designated by such other Party, and shall display the names and trademarks of both Parties in equal prominence. To the extent a Party reasonably requests to use the other Party’s trademarks, including the Party’s name and trademarks (including any use of SGI’s name and trademarks by MPI pursuant to the preceding sentence), such other Party shall provide a non-exclusive, worldwide, royalty-free, fully-paid, license to such trademarks to the requesting Party solely for the purpose of fulfilling its obligations under this Agreement, subject to the licensed Party complying with the licensing Party’s trademark guidelines and quality control provisions. Such license shall be sublicensable only to such Party’s Affiliates, and its permitted Distributors and commercial sublicensees necessary to Commercialize a Licensed Product or otherwise fulfill its obligations hereunder.
ARTICLE 10

REPRESENTATIONS AND WARRANTIES
10.1    Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:
(a)    Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.
(b)    Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

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(c)    No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.
(d)    No Debarment. In the course of the Development of Licensed Products, such Party has not used, prior to the Effective Date, and shall not use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.
10.2    Additional Representations, Warranties and Covenants of SGI. SGI represents, warrants and covenants to MPI as follows:
(a)    Non-Infringement of SGI Patent Rights by Third Parties. As of the Effective Date, to SGI’s Best Knowledge, there are no activities by Third Parties that would [***].
(b)    No Claims of Third Party Rights. To SGI's Best Knowledge as of the Effective Date, (i) (A) the Development, use and Manufacture of the Licensed Product in the Territory [***], and (B) [***], and (ii) [***].
(c)    Ownership. As of the Effective Date, SGI owns or has rights to the Licensed Technology, [***]. SGI shall [***]).
(d)    Validity and Enforceability. To SGI’s Best Knowledge, the issued patents included in the SGI Patent Rights and SGI Third Party Patent Rights as of the Effective Date are valid and enforceable. To SGI’s Best Knowledge as of the Effective Date, [***]. [***]. To SGI’s Best Knowledge, [***].
(e)    No Action or Claim. As of the Effective Date, there are no actual, pending or, to SGI’s Best Knowledge, [***].
(f)    Completeness. Exhibit A includes a complete and correct list, in all material respects, of all SGI Patent Rights existing as of the Effective Date and to SGI’s Best Knowledge, all SGI Third Party Patent Rights existing as of the Effective Date.
(g)    IP Disclosure. SGI has provided MPI with access to (i) [***] and (ii) [***].
(h)    Third Party Agreements. Exhibit E sets forth a true and complete list of (i) all Existing Third Party Agreements (including all royalties and milestones to be paid thereunder) and (ii) all material agreements in effect as of the Effective Date between SGI or its Affiliates, on the one hand, and any Third Party manufacturer with respect to the antibody, drug-linker, conjugation and fill/finish of the Licensed Product (or any component thereof, other than raw materials), on the other hand. SGI has, prior to the Effective Date, provided MPI with access to true and complete copies of each of the agreements listed in Exhibit E and any prior agreements for the manufacture of the License Product where

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[***]. As of the Effective Date, to SGI’s Best Knowledge, [***]. As of the Effective Date, [***]. As of the Effective Date, the agreements listed in Exhibit E are in full force and effect. SGI shall use commercially reasonable efforts to maintain and perform its obligations under the Existing Third Party Agreements and the other agreements listed in Exhibit E in full force and effect during the Term and [***].
(i)    Manufacturing Agreements. Except as has been specifically disclosed to MPI or included in Third Party manufacturing agreements provided to MPI prior to the Effective Date, [***]. SGI shall not amend any such agreement in a manner that would [***]. As of the Effective Date, the Manufacturing process for the Licensed Product [***].
(j)    Compliance with Laws. The Development, use and Manufacture of Licensed Products in the Territory on or prior to the Effective Date has been conducted by SGI and its Affiliates and its and their subcontractors, in compliance (in all material respects) with all applicable Laws ([***]). To SGI’s Best Knowledge, neither SGI nor any of its Affiliates, nor any of their respective officers, employees or agents, [***].
(k)    Product Disclosure. As of the Effective Date, SGI has provided MPI with all material information in SGI’s or its Affiliates’ possession or control [***].
10.3    Disclaimer. MPI understands that the Licensed Products are the subject of ongoing Development by SGI and that SGI cannot assure the safety, usefulness or commercial potential of Licensed Products. In addition, SGI makes no warranties except as expressly set forth in this Article 10 concerning the Licensed Products and Licensed Technology.
10.4    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL IMPLIED REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
ARTICLE 11

INDEMNIFICATION
11.1    Indemnification by SGI. SGI shall defend, indemnify, and hold MPI and its Affiliates and MPI’s and its Affiliates’ officers, directors, employees, and agents (collectively, the “MPI Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the Commercialization of Licensed Products by or on behalf of SGI or its Affiliates, or their respective Distributors or licensees in the SGI

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Territory; (b) any SGI Independent Activities; (c) a breach of any of SGI’s representations, warranties, or obligations under the Agreement; (d) the willful misconduct or negligent acts of SGI, its Affiliates, or the officers, directors, employees, or agents of SGI or its Affiliates under this Agreement; or (e) the development, manufacture, use or commercialization of any [***] by or on behalf of SGI or its Affiliates, or their respective Distributors or licensees (except as otherwise provided in any written agreement between the Parties). The foregoing indemnity obligation shall not apply to the extent that the MPI Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and SGI’s defense of the relevant Claims is prejudiced by such failure, or to the extent that any Claim arises from, is based on, or results from (i) a breach of any of MPI’s representations, warranties, or obligations under the Agreement; or (ii) the willful misconduct or negligent acts of MPI or its Affiliates, or the officers, directors, employees, or agents of MPI or its Affiliates.
11.2    Indemnification by MPI. MPI shall defend, indemnify, and hold SGI and its Affiliates and SGI’s and its Affiliates’ officers, directors, employees, and agents (collectively, the “SGI Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the Commercialization of the Licensed Products by or on behalf of MPI or its Affiliates, or their respective Distributors or sublicensees in the Licensed Territory; (b) any MPI Independent Activities, (c) a breach of any of MPI’s representations, warranties, or obligations under the Agreement; (d) the willful misconduct or negligent acts of MPI or its Affiliates, or the officers, directors, employees, or agents of MPI or its Affiliates under this Agreement; or (e) the development, manufacture, use or commercialization of any [***] by or on behalf of MPI or its Affiliates, or their respective Distributors or licensees (except as otherwise provided in any written agreement between the Parties). The foregoing indemnity obligation shall not apply to the extent that the SGI Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and MPI’s defense of the relevant Claims is prejudiced by such failure, or to the extent that any Claim arises from, is based on, or results from (i) a breach of any of SGI’s representations, warranties, or obligations under the Agreement; or (ii) the willful misconduct or negligent acts of SGI or its Affiliates, or the officers, directors, employees, or agents of SGI or its Affiliates.
11.3    Indemnification Procedures. A Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnifying Party shall have the right to assume and conduct the defense of the claim with counsel of its choice; provided the Indemnified Party may participate in and monitor such defense with counsel of its own choosing [***]; provided further, that the Indemnifying Party shall obtain the prior written consent (such consent to not be unreasonably withheld, delayed or conditioned) of any such Indemnified Party as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnified Party, would require an admission of legal wrongdoing in

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

any way on the part of an Indemnified Party, would effect an amendment of this Agreement or would otherwise materially adversely affect the Indemnified Party. So long as the Indemnifying Party is actively defending the claim in good faith, the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11.
11.4    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF (A) CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12, (B) THE EXCLUSIVE OR CO-EXCLUSIVE LICENSES GRANTED TO THE OTHER PARTY PURSUANT TO SECTION 2.1, OR (C) SECTION 2.5.
11.5    Insurance. Each Party shall secure and maintain in full force and effect throughout the term of this Agreement (and for at least [***] thereafter for claims made coverage), insurance with coverage and minimum policy limits set forth as follows:
(a)    [***];
(b)    [***];
(c)    [***]; and
(d)    [***].
Notwithstanding the foregoing, MPI may elect to self-insure all or a portion of its insurance obligations set forth herein. During the period that this Section 11.5 requires a Party to secure and maintain insurance in full force and effect, such Party shall furnish to the other Party, upon request, a certificate from an insurance carrier (having a [***]) demonstrating the insurance requirements set forth above, naming the other Party as an additional insured (except on the policy for Workers' Compensation), or in the event of MPI’s self-insurance, MPI shall provide written evidence of such self-insurance. During the period that this Section 11.5 requires a Party to secure and maintain insurance in full force and effect, such Party shall provide that [***] advance written notice will be given to the other Party of any material change or cancellation in coverage or limits.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 12

CONFIDENTIALITY
12.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for a period of [***] thereafter ([***]), each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any of the other Party’s Confidential Information except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:
(a)    was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)    was disclosed, other than under an obligation of confidentiality, to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure; or
(e)    was independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of the disclosing Party’s Confidential Information.
12.2    Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:
(a)    regulatory submissions and other filings with Governmental Authorities, including filings with the Securities and Exchange Commission or other relevant exchange on which such Party is listed;
(b)    prosecuting or defending litigation;
(c)    filing, prosecuting, maintaining or enforcing Patents to the extent expressly provided in this Agreement;
(d)    complying with applicable Laws, including regulations promulgated by securities agencies, court order, and administrative subpoena or order;
(e)    disclosure to its employees, agents, consultants, other persons, and any bona fide Third Party sublicensees and Distributors only on a need-to-know basis and

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

solely as necessary in connection with the performance of or as otherwise contemplated by this Agreement, provided that in each case the recipient of such Confidential Information must agree to be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 12 prior to any such disclosure and with respect to any Confidential Information received from a Third Party, subject to any specific provisions in an agreement with such Third Party governing disclosure of such information, provided that the receiving Party has first been notified of such provisions and agreed to be bound by them; and
(f)    disclosure of the material financial terms of this Agreement to any actual or bona fide potential investor, investment banker, acquiror, merger partner, licensee, sublicensee or other potential financial or collaborative partner; provided, that in connection with such disclosure, the disclosing Party shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and obtain from each recipient of such Confidential Information an agreement similar in scope to the restrictions set forth herein regarding Confidential Information and to treat such Confidential Information as confidential.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clause (a) through (c) of this Section 12.2, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, each Party agrees to take all reasonable action to avoid disclosure of the other Party’s Confidential Information hereunder.
12.3    Publicity; Terms of Agreement.
(a)    The Parties agree that the material terms of this Agreement are included within the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 12.3 or in Section 12.2. The Parties shall issue a joint press release regarding the execution of this Agreement in the form set forth on Exhibit B and on the date mutually agreed by the Parties, which date shall not be later than [***] after the Effective Date.
(b)    After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement or either Party’s activities under the Global Product Development Plan, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld or delayed. A Party commenting on such a proposed public announcement shall provide its comments, if any, within [***] after receiving the public announcement for review. To the extent required by law or by the regulations of the applicable securities exchange upon which a Party may be listed, such Party shall have the right to make a public announcement concerning the material terms of this Agreement or either Party’s activities under the Global Product Development Plan, including public

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

announcements of the achievement of milestones under this Agreement as they are achieved, and the achievements of MAA or NDA approvals in the Licensed Territory as they occur, as well as any financial information necessary for its required financial disclosures, including, as applicable, the amount of milestone payment, royalty revenue and upfront payments, subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder, that MAA or NDA approval has occurred or that such revenue or payments have been earned or received. Notwithstanding the foregoing, except as disclosed in the joint press release in the form attached as Exhibit B, SGI acknowledges that the Parties intend to preserve as confidential the royalty rates and royalty tiers under this Agreement, to the extent disclosure thereof is not required by law or by the regulations of the applicable securities exchange upon which a Party may be listed, and SGI shall not disclose MPI’s Net Sales without MPI’s prior written consent. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or either Party’s activities under the Global Product Development Plan that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.
(c)    The Parties acknowledge that each Party may in the future be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission or other applicable entity having regulatory authority over such Party’s securities (the “SEC”). Such Party shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and technical terms hereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, such Party will provide the other Party, a reasonable time prior to filing, with a copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. Such other Party will as promptly as practical provide any such comments. Each Party recognizes that applicable Laws and SEC policies and regulations to which the filing Party is and may become subject to may require such filing Party to publicly disclose certain terms of this Agreement that the other Party may prefer not be disclosed, and that the filing Party is entitled hereunder to make such required disclosures to the minimum extent necessary to comply with such Laws and SEC policies and regulations.
12.4    Publications. The JDC shall prepare and approve [***] with respect to the Licensed Product and results of studies carried out under this Agreement. Neither Party may publish manuscripts (whether peer-reviewed or not), or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement, without the opportunity for prior review by the other Party or [***]. A Party seeking publication shall provide the other Party and the JDC the opportunity to review

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and comment on any proposed manuscripts, abstracts, scientific presentations or other similar public disclosures which relate to any Licensed Product at least [***] prior to their intended submission for publication or presentation. The other Party shall provide the Party seeking publication with its comments in writing, if any, within [***] after receipt of such proposed manuscripts or presentations. The Party seeking publication shall consider such comments of the other Party and shall remove any and all of the other Party’s Confidential Information (other than the Joint Results) at the request of such other Party. In addition, the Party seeking publication shall delay the submission for a period up to [***] in the event that the other Party can demonstrate reasonable need for such delay, including without limitation, the preparation and filing of a patent application. If such Party fails to provide its comments to the Party seeking publication within such [***], such other Party shall be deemed to not have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 12.4 after the [***] has elapsed. The Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission. The Party seeking publication shall not have the right to publish or present the other Party’s Confidential Information without prior written consent of the other Party, except as expressly permitted in this Agreement. With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 12.4 to the extent that SGI or MPI, as the case may be, has the right and ability (after using reasonable efforts) to do so.
ARTICLE 13

TERM AND TERMINATION
13.1    Term. This Agreement shall become effective on the Effective Date and shall remain in effect until terminated in accordance with Sections 13.2, 13.3 or 13.4, or by mutual written agreement, or until the expiration of all payment obligations under Article 8 (the “Term”).
13.2    Unilateral Termination by MPI. MPI shall have the right to terminate this Agreement in its entirety [***] prior written notice to SGI.
13.3    Termination for Breach. Subject to Section 13.6, each Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party materially breaches an obligation under this Agreement, and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach (including failure to pay any amounts due hereunder) within [***] from the date of such notice (which may be extended for an additional [***] if such breach cannot be cured within such initial [***] period, provided the breaching Party (a) has begun to cure such breach within such initial [***] period, (b) provides the non-breaching Party with a reasonable plan to cure such breach, and (c) uses reasonable efforts to implement such plan during such additional [***] period). Notwithstanding anything to the contrary herein, [***]. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party,

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

then the non-breaching Party shall not have the right to terminate this Agreement under this Section 13.3 unless and until an arbitrator or court, in accordance with Article 14, has determined that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [***] following such decision of such arbitrator or court (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following such decision of such arbitrator or court). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
13.4    [***]. [***].
13.5    Effect of Early Termination of the Agreement. Upon the early termination of this Agreement by MPI under Section 13.2, or by SGI under Section 13.3 due to MPI’s material uncured breach (whether this Agreement is terminated in its entirety or with respect to a country(ies)), or Section 13.4, the following shall apply (in addition to any other rights and obligations under Sections 13.2, 13.3, or 13.4 or otherwise under this Agreement with respect to such termination or material breach of this Agreement):
(a)    Regulatory Materials. To the extent permitted by applicable Laws, [***].
(b)    Trademarks. [***].
(c)    MPI License. MPI hereby grants to SGI, effective only in event of such termination, an [***] (i) [***] and (ii) [***]. In addition, for clarity, [***].
(d)    Transition Assistance.
(i)    MPI shall provide reasonable assistance, [***], as may be reasonably necessary for SGI to commence or continue Developing, manufacturing and Commercializing the Licensed Products in the Terminated Countries to the extent MPI is then performing or having performed such activities, including without limitation upon request of SGI, using reasonable efforts to (A) transfer any agreements or arrangements with Distributors, suppliers or vendors which apply solely to the sale or supply of Licensed Products in the Terminated Countries, and (B) amend any agreement or arrangements with Distributors, suppliers or vendors which apply to some extent to the sale or supply of Licensed Products in the Terminated Countries to transfer to SGI the rights solely with respect to Licensed Products in the Terminated Countries, in each case without requiring the payment of additional consideration to such Distributor, supplier or vendor.
(ii)    In addition, [***], [***] to complete any ongoing clinical studies included in such Global Product Development Plan, in each case [***] for the Development of the Licensed Product for the Terminated Countries on or before the later of (A) the [***] of the effective date of such termination of this Agreement and (B) [***] of the [***] in which this Agreement is so terminated.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iii)    To the extent that MPI or its Affiliate is then Manufacturing Licensed Products for the Terminated Countries, MPI shall continue to Manufacture, and shall supply to SGI, [***], such Licensed Products for SGI’s use in the Terminated Countries [***] in order to permit SGI to establish sufficient manufacturing capacity for Licensed Product in the Terminated Countries, in addition to the manufacturing capacity that SGI had in place for its use in the SGI Territory. Such period shall be no more than [***] unless otherwise agreed by the Parties.
(e)    Remaining Inventories. SGI shall have the right to purchase from MPI, [***], all or part of the inventory of the Licensed Product held by MPI for the Terminated Countries as of the effective date of such termination of this Agreement. SGI shall notify [***] after receiving notice from MPI reporting such inventory as of the date of such termination of this Agreement. If SGI does not exercise such right, then subject to Article 8 hereof, [***].
13.6    Effects of Material Adverse Breach by SGI.
(a)    If MPI has the right to terminate this Agreement pursuant to Section 13.3 due to a Material Adverse SGI Breach, then MPI may, by written notice to SGI, elect to waive its right to terminate this Agreement due to the relevant occurrence of such Material Adverse SGI Breach (but shall retain its rights under Section 13.3 to terminate this Agreement with respect to any other material uncured breach of this Agreement by SGI) and continue the Agreement, in which case, effective as of the date MPI would have had the right to terminate this Agreement, [***], and, for the sake of clarity, all other provisions of this Agreement shall remain in full force and effect without change.
(b)    “Material Adverse SGI Breach” means (i) [***], (ii) [***], (iii) [***], (iv) [***], (v) [***], (vi) [***], or (vii) [***].
(c)    In the event MPI [***] (i) [***]; or (ii) [***].
13.7    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by SGI and MPI are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any comparable provision of any Law in any other jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or any comparable provision of any Law in any other jurisdiction. The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any comparable Law in any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or any comparable Law in any other jurisdiction, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless such Party elects to continue to perform

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

all of its obligations under this Agreement, or (b) if not delivered under clause (a), following the rejection of this Agreement by such Party upon written request therefor by such other Party.
13.8    Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified (or indefinitely, as applicable): [***]. For the sake of clarity and notwithstanding anything to the contrary in this Agreement, termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.
ARTICLE 14

DISPUTE RESOLUTION
14.1    Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 (except where a different procedure is otherwise specified in this Agreement) to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.
14.2    Referral to Executive Officers. With respect to disputes arising from or not resolved by the JSC, or any other disagreement, dispute or claim arising between the Parties, relating to, but not limited to, the Development of the Licensed Products or otherwise, either Party may, by written notice to the other Party, have such dispute referred to the Executive Officers for each Party for attempted resolution by good faith efforts, which efforts shall include at least one in person meeting within [***] after such notice is received. If the Executive Officers designated by the Parties are not able to resolve such dispute within [***] after such matter is referred to them, then, except as otherwise specified in this Agreement, the Parties shall try to resolve such dispute through mediation pursuant to Section 14.3, which mediation may be initiated by either Party at any time after the conclusion of such [***] period.
14.3    Mediation. Mediation shall be administered by JAMS or another independent mediator as may be mutually selected by the Parties. The mediation shall take place in [***]. The Parties shall use good faith efforts to resolve any disputes referred to mediation as expeditiously as practicable. If the Parties fail to resolve any such dispute through mediation within [***] after the initiation thereof, the dispute shall be resolved by binding arbitration pursuant to Section 14.4.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.4    Binding Arbitration. Disputes not resolved by mediation pursuant to Section 14.3 shall be resolved through binding arbitration administered by JAMS, which arbitration may be initiated by either Party at any time after the conclusion of such period, on the following basis:
(a)    The place of arbitration shall be [***].
(b)    The arbitration shall be conducted by [***] arbitrators with not less than [***] of relevant experience in the subject matter of the dispute, one selected by each of the Parties and the third mutually agreed upon by the respective individuals selected by the Parties.
(c)    The arbitration shall be made in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS then in effect.
(d)    The award shall be made in writing, shall be binding on the Parties and may be entered as a judgment by any court or forum having jurisdiction.
(e)    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Further, either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.
(f)    The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages, except as provided in Section 11.4.
(g)    Each Party shall [***] of arbitration.
(h)    Except to the extent necessary to confirm an award, as may be required by Law or as may be required to be disclosed to a Party’s auditors, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.
(i)    In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.
14.5    Patent and Trademark Dispute Resolution. Notwithstanding Sections 14.2, 14.3 and 14.4, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent covering the Manufacture, use or sale of any Licensed Product or of any trademark rights relating to any Licensed Product shall be submitted to a court of competent jurisdiction in the Territory in which such Patent or trademark rights were granted or arose.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.6    Injunctive Relief. Nothing herein may prevent either Party from seeking preliminary injunction or temporary restraint order in order to prevent any Confidential Information from being disclosed without appropriate authorization under this Agreement.
ARTICLE 15

MISCELLANEOUS
15.1    Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including, without limitation, the CDAs (provided, however, that each Party shall remain subject to the [***]. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2    Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “Force Majeure” shall mean conditions beyond the reasonable control of a Party, including without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party.
15.3    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If to SGI:	Seattle Genetics, Inc.
21823 30th Drive SE
Bothell, WA 98021
Attn: Chief Executive Officer
cc: General Counsel

If to MPI:	Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, MA 02139
Attn: Chief Medical Officer
and EVP-Commercial
cc: General Counsel

15.4    No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. In construing this Agreement, unless expressly specified otherwise, (a) references to Sections and Exhibits are to sections of, and exhibits to, this Agreement; (b) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa; (c) any list or examples following the word “including” or “include” shall be interpreted without limitation to the generality of the preceding words; and (d) except where the context otherwise requires, the word “or” is used in the inclusive sense.
15.5    Assignment.
(a)    Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to (1) an Affiliate(s) of the assigning Party, or (2) a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Notwithstanding the foregoing, (i) in no event shall either Party assign this Agreement to a Third Party [***], (ii) in no event shall either Party assign the Licensed Technology or MPI Collaboration Technology (as applicable) to any Affiliate or Third Party [***], and (iii) in no event shall either Party assign [***]; provided, however, that, for the sake of clarity, the provisions of clauses (i) through (iii) shall not apply to a Party’s assignment of only its right to receive payments under this Agreement.

[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    Any successor to or permitted assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.
(c)    The Licensed Technology, in the case of SGI as assignor or transferor, or the MPI Technology, in the case of MPI as assignor or transferor, shall exclude any intellectual property which the permitted assignee or transferee which was a Third Party immediately prior to such assignment owned or otherwise controlled prior to the effective date of such assignment or transfer of this Agreement to such assignee or transferee which was not developed in connection with the Licensed Product.
(d)    This Agreement shall be binding on the successors to or any permitted assignee of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.
15.6    [***].
(a)    MPI agrees that upon the Effective Date and for a period lasting until the earlier of the [***] of the Effective Date or the expiration or termination of this Agreement, [***]:
(i)    [***];
(ii)    [***];
(iii)    [***];
(iv)    [***];
(v)    [***]; or
(vi)    [***].
(b)    Nothing in this Section 15.6 shall [***].
(c)    The prohibitions set forth in the foregoing Section 15.6(a) ([***]) shall not apply to (i) [***]; or (ii) [***], or (iii) [***].
(d)    [***].
(e)    For purposes of this Agreement, a [***]:
(i)    [***];
(ii)    [***];
(iii)    [***]; or

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(iv)    [***].
15.7    Change of Control.
(a)    Upon a Change of Control of a Party (the “Acquired Party”) (including, for the sake of clarity, such Party’s assignment of this Agreement pursuant to Section 15.5(a)(1)), (a) the Acquired Party shall maintain the same level of diligence in performing its obligation under the Global Product Development Plan after the Change of Control as had been applied prior to the Change of Control, unless otherwise agreed by the Parties; and (b), [***]. Any option pursuant to clauses (b)(i) or (b)(ii), if applicable, must be exercised by such other Party by written notice to the Acquired Party no later than [***]. Any option pursuant to clause b(iii), if applicable, must be exercised by such other Party by written notice to the Acquired Party no later than [***].
(b)    Until the earliest of the [***] of the Effective Date, the expiration or termination of this Agreement or MPI’s receipt of written notice from SGI that [***], SGI shall notify MPI [***]. [***]. Notwithstanding anything to the contrary in this Section 15.7(b) above, SGI’s notice under this Section 15.7(b) shall only be required to include [***]. [***].
15.1    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
15.2    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.3    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken or by the arbitrators pursuant to an arbitration provided hereunder, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.4    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

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15.5    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.6    English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.
15.7    Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers to be effective as of the Effective Date.

MILLENNIUM PHARMACEUTICALS, INC. By: /s/ Deborah Dunsire Name: Deborah Dunsire Title: President and CEO	SEATTLE GENETICS, INC. By: /s/ Clay B. Siegall Name: Clay B. Siegall Title: President and CEO

-Execution Page-
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EXHIBIT A

SGI PATENT RIGHTS

[***]

A-1
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EXHIBIT B

PRESS RELEASE

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For release:    Tuesday, December 15, 2009
12:00 a.m. Pacific Time

SEATTLE GENETICS AND MILLENNIUM: THE TAKEDA ONCOLOGY COMPANY ANNOUNCE STRATEGIC COLLABORATION FOR NOVEL LATE STAGE LYMPHOMA PROGRAM BRENTUXIMAB VEDOTIN (SGN-35)

--Seattle Genetics to receive $60 million upfront payment and retain full commercialization rights to brentuximab vedotin in US and Canada; Takeda Group to commercialize in the rest of the world--

--Seattle Genetics to host conference call December 15, 2009 at 8:30 a.m. Eastern Time--

BOTHELL, Wash., CAMBRIDGE, Mass., and OSAKA, Japan, December 15, 2009 – Seattle Genetics, Inc.(Nasdaq: SGEN) and Millennium: The Takeda Oncology Company with its parent company Takeda Pharmaceutical Company Limited (TSE: 4502) today jointly announced that Seattle Genetics and Millennium have entered into an agreement to globally develop and commercialize brentuximab vedotin (SGN-35). Brentuximab vedotin is an antibody-drug conjugate (ADC) targeting CD30 that is in late-stage clinical trials for the treatment of relapsed and refractory Hodgkin lymphoma (HL) and systemic anaplastic large cell lymphoma (ALCL).

Data from a pivotal phase II trial of brentuximab vedotin in relapsed or refractory HL, which is fully enrolled, are expected in the second half of 2010. The trial is being conducted under a special protocol assessment with the U.S. Food and Drug Administration (FDA) and is designed to provide the basis for regulatory submissions in the United States and Europe in 2011.

Under the collaboration, Seattle Genetics will receive an upfront payment of $60 million and retains full commercialization rights for brentuximab vedotin in the United States and Canada. The Takeda Group will have exclusive rights to commercialize the product candidate in all countries other than the United States and Canada. Seattle Genetics is entitled to receive progress- and sales-dependent milestone payments in addition to tiered double-digit royalties based on net sales of brentuximab vedotin within the Takeda Group’s licensed territories. Milestone payments to Seattle Genetics could total more than $230 million. Seattle Genetics and

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the Takeda Group will jointly fund worldwide development costs on a 50:50 basis. Development funding by the Takeda Group over the first three years of the collaboration is expected to be at least $75 million. In Japan, the Takeda Group will be solely responsible for development costs.

“This collaboration aligns with our goal of rapidly bringing brentuximab vedotin to patients worldwide. Takeda is an ideal collaborator given its global presence, demonstrated commitment to oncology, and experience in the sales and marketing of first-in-class, targeted therapies for unmet medical needs,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer, Seattle Genetics. “Our retention of full commercial rights in the U.S. and Canada along with the financial terms from this agreement gives us a strong basis to begin building a commercial infrastructure for the planned launch of brentuximab vedotin. We expect to utilize this infrastructure in the future for other product candidates in our pipeline.

“The addition of the late-stage product candidate brentuximab vedotin to our oncology development pipeline supports our mission to develop innovative new medicines where there is a high unmet need for patients,” said Deborah Dunsire, M.D., President and CEO, Millennium. “This collaboration closely aligns with our growth strategy, which includes both internal and external opportunities. We are very excited to bring forward a novel medicine which will help us increase our reach in oncology throughout Europe and the rest of the world.”

ADCs are monoclonal antibodies that carry potent, cell-killing drugs targeted precisely to tumor cells. Seattle Genetics has developed proprietary technology employing synthetic, highly potent drugs that can be attached to antibodies through stable linker systems. The linkers are designed to be stable in the bloodstream and release the drugs under specific conditions once inside targeted cells. This approach is intended to spare non-targeted cells and thus reduce many of the toxic side effects of traditional chemotherapy. Earlier this year, Millennium obtained an exclusive license to Seattle Genetics’ ADC technology for an antigen expressed on solid tumors, as well as options for two other licenses.

About Brentuximab Vedotin
Brentuximab vedotin is an ADC targeting CD30 utilizing Seattle Genetics’ proprietary technology. Brentuximab vedotin is currently being investigated in patients with relapsed or refractory HL or systemic ALCL. Brentuximab vedotin has received orphan drug designation from the FDA and the European Medicines Agency for both HL and ALCL and has received Fast Track designation by the FDA for HL. In two separate phase I clinical trials, brentuximab vedotin achieved objective responses in greater than 50 percent of patients treated at higher dose levels, including greater than 30 percent with complete remissions. Brentuximab vedotin was generally well tolerated. The majority of adverse events were Grade 1 and 2, with the most clinically important events being fatigue, fever, peripheral neuropathy, diarrhea, nausea and neutropenia.

Conference Call Details
Seattle Genetics’ management will host a conference call and webcast to discuss the collaboration on December 15, 2009 at 5:30 a.m. Pacific Time (PT); 8:30 a.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at

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www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-8632 (domestic) or (480) 629-9821 (international). The access code is 4193888. A replay of the discussion will be available beginning at approximately 7:30 a.m. PT on December 15, 2009 from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4193888. The telephone replay will be available until approximately 8:00 a.m. PT on December 17, 2009.

About Seattle Genetics
Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin, is in a pivotal trial under a special protocol assessment with the FDA. In addition, Seattle Genetics has four other product candidates in ongoing clinical trials: lintuzumab (SGN-33), dacetuzumab (SGN-40), SGN-70 and SGN-75. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, a subsidiary of Celldex Therapeutics, Progenics, Daiichi Sankyo, MedImmune, a subsidiary of AstraZeneca, and Millennium: The Takeda Oncology Company, as well as an ADC co-development agreement with Agensys, an affiliate of Astellas. More information can be found at www.seattlegenetics.com.

About Takeda Pharmaceutical Company Limited
Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, www.takeda.com

About Millennium
Millennium: The Takeda Oncology Company, a leading biopharmaceutical company based in Cambridge, Mass., markets a first-in-class proteasome inhibitor, and has a robust clinical development pipeline of product candidates. Millennium Pharmaceuticals, Inc. was acquired by Takeda Pharmaceutical Company Ltd. in May, 2008. The Company’s research, development and commercialization activities are focused in oncology. Additional information about Millennium is available through its website, www.millennium.com

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the therapeutic potential and future clinical progress, regulatory approval and commercial launch of products utilizing Seattle Genetics’ ADC technology, including brentuximab vedotin. Actual results or developments may differ materially from those projected or implied in these forward-looking statements, including the milestones or royalties to be received by Seattle Genetics as a result of this collaboration. Factors that may cause such a difference include risks related to adverse clinical results as our

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brentuximab vedotin or our collaborators’ product candidates move into and advance in clinical trials, risks inherent in the regulatory approval process for pharmaceutical products and the risk that Seattle Genetics is not able to maintain the collaboration with the Takeda Group. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Editors’ Note: This press release is also available under the Media section of Millennium’s website at www.millennium.com, and under the Investors and News section of Seattle Genetics’ website at www.seattlegenetics.com.

Contacts:
Seattle Genetics
Peggy Pinkston
+1 425-527-4160
ppinkston@seagen.com

Takeda
Seizo Masuda
+81 33 278 2037
Masuda_Seizo@takeda.co.jp

Millennium
Lauren Musto
+1 617-551-7848
Lauren.Musto@mpi.com

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EXHIBIT C

[***]

C-1
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EXHIBIT D

LICENSED PRODUCT
SGN-35 as described in the USAN published "Statement on a Nonproprietary Name Adopted by the USAN Council" for Brentuximab Vedotin and related information in the USAN application for Brentuximab Vedotin

D-1
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EXHIBIT E

[***]

E-1
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